UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

LENDER PROCESSING SERVICES, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Lender Processing Services, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

April 9, 2013

Dear Shareholder:

On behalf of the board of directors of Lender Processing Services, Inc., I cordially invite you to attend the annual meeting of shareholders of Lender Processing Services, Inc. The meeting will be held on May 23, 2013 at 10:00 a.m., Eastern Daylight Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204. The formal Notice of Annual Meeting and Proxy Statement for this meeting are attached to this letter.

The Notice of Annual Meeting and Proxy Statement contain more information about the annual meeting, including:

•	who can vote; and

•	the different methods you can use to vote, including the telephone, Internet and traditional paper proxy card.

Whether or not you plan to attend the annual meeting, please vote by one of these outlined methods to ensure that your shares are represented and voted in accordance with your wishes. This will help us avoid the expense of sending follow-up letters to ensure that a quorum is represented at the annual meeting, and will assure that your vote is counted if you are unable to attend.

On behalf of the board of directors, I thank you for your cooperation.

Sincerely,

Hugh R. Harris

President and Chief Executive Officer

Lender Processing Services, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Lender Processing Services, Inc.:

Notice is hereby given that the 2013 Annual Meeting of Shareholders of Lender Processing Services, Inc. will be held on May 23, 2013 at 10:00 a.m., Eastern Daylight Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204 for the following purposes:

1. to elect three Class II directors to serve until the 2016 annual meeting of shareholders or until their successors are duly elected and qualified or until their earlier death, resignation or removal;

2. to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2013 fiscal year;

3. to approve, by non-binding vote, the compensation of our named executive officers; and

4. to transact such other business as may properly come before the meeting or any adjournment thereof.

The board of directors set March 25, 2013 as the record date for the meeting. This means that owners of Lender Processing Services, Inc. common stock at the close of business on that date are entitled to:

•	receive notice of the meeting; and

•	vote at the meeting and any adjournments or postponements of the meeting.

All shareholders are cordially invited to attend the meeting in person. Whether or not you plan to attend the annual meeting in person, please read these proxy materials and cast your vote on the matters that will be presented at the meeting. You may vote your shares through the Internet, by telephone, or by mailing the enclosed proxy card. Instructions for our registered shareholders are described under the question “How do I vote?” on page 2 of the proxy statement.

Sincerely,

Todd C. Johnson

Executive Vice President, General

Counsel and Corporate Secretary

Jacksonville, Florida

April 9, 2013

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE (OR VOTE VIA TELEPHONE OR INTERNET) TO ASSURE REPRESENTATION OF YOUR SHARES.

Lender Processing Services, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

PROXY STATEMENT

The enclosed proxy is solicited by the board of directors of Lender Processing Services, Inc. (the “Company” or “LPS”) for use at the Annual Meeting of Shareholders to be held on May 23, 2013 at 10:00 a.m., Eastern Daylight Time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The meeting will be held in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204.

It is anticipated that such proxy, together with this proxy statement, will be first mailed on or about April 9, 2013 to all shareholders entitled to vote at the meeting.

The Company’s principal executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204, and its telephone number at that address is (904) 854-5100.

GENERAL INFORMATION ABOUT THE COMPANY

Unless stated otherwise or the context otherwise requires, all references in this proxy statement to “us,” “we,” “our,” “LPS” or the “Company,” are to Lender Processing Services, Inc., a Delaware corporation that was incorporated in December 2007 as a wholly-owned subsidiary of FIS, and its subsidiaries; all references to “FIS,” the “former parent,” or the “holding company” are to Fidelity National Information Services, Inc., a Georgia corporation formerly known as Certegy Inc. (“Certegy”), and its subsidiaries, that owned all of LPS’s shares until July 2, 2008; all references to “former FIS” are to Fidelity National Information Services, Inc., a Delaware corporation, and its subsidiaries, prior to the Certegy merger described below; all references to “old FNF” are to Fidelity National Financial, Inc., a Delaware corporation that owned a majority of FIS’s shares through November 9, 2006; and all references to “FNF” are to Fidelity National Financial, Inc. (formerly known as Fidelity National Title Group, Inc.), formerly a subsidiary of old FNF.

Prior to July 2, 2008, the Company was a wholly-owned subsidiary of FIS. In October 2007, the board of directors of FIS approved a plan of restructuring pursuant to which FIS would spin off its lender processing services segment to its shareholders in a tax free distribution. Pursuant to this plan of restructuring, on June 16, 2008, FIS contributed to us all of its interest in the assets, liabilities, businesses and employees related to FIS’s lender processing services operations in exchange for a certain number of shares of our common stock and $1,585.0 million aggregate principal amount of our debt obligations. On July 2, 2008, FIS distributed to its shareholders a dividend of one-half share of our common stock, par value $0.0001 per share, for each issued and outstanding share of FIS common stock held on June 24, 2008, which we refer to as the “spin-off.” Also on July 2, 2008, FIS exchanged 100% of our debt obligations for a like amount of FIS’s existing Tranche B Term Loans issued under its Credit Agreement dated as of January 18, 2007. The spin-off was tax-free to FIS and its shareholders, and the debt-for-debt exchange undertaken in connection with the spin-off was tax-free to FIS.

FIS is the result of the February 2006 merger of Certegy Inc. and former FIS, which we refer to as the Certegy merger. Certegy, Inc. survived the merger and was renamed Fidelity National Information Services, Inc. Prior to the Certegy merger, former FIS was a majority-owned subsidiary of old FNF. Old FNF merged into our former parent in November 2006 as part of a reorganization, which included old FNF’s spin-off of Fidelity National Title Group, Inc. Fidelity National Title Group, Inc. was renamed Fidelity National Financial, Inc. following this reorganization, and we refer to it as FNF.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Your shares can be voted at the annual meeting only if you vote by proxy or if you are present and vote in person. Even if you expect to attend the annual meeting, please vote by proxy to assure that your shares will be represented.

Why did I receive this proxy statement?

The Board is soliciting your proxy to vote at the annual meeting because you were a shareholder of the Company at the close of business on March 25, 2013, which we refer to as the record date, and therefore you are entitled to vote at the annual meeting. This proxy statement contains information about the matters to be voted on at the annual meeting, and the voting process, as well as information about the Company’s directors and executive officers.

Who is entitled to vote?

All record holders of LPS common stock as of the close of business on March 25, 2013 are entitled to vote. On that day, 86,191,156 voting shares were issued and outstanding and eligible to vote, and there were 7,588 shareholders of record. Each share is entitled to one vote on each matter presented at the annual meeting.

What shares are covered by the proxy card?

The proxy card covers all shares held by you of record (i.e., shares registered in your name), and any shares held for your benefit in LPS’s 401(k) plan and employee stock purchase plan.

What if I am a beneficial holder rather than an owner of record?

If you hold your shares through a broker, bank, or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

How do I vote?

There are three ways to vote by proxy:

•	by mail, using the enclosed proxy card and return envelope;

•	by telephone, using the telephone number printed on the proxy card and following the instructions on the proxy card; or

•	by Internet, using a unique password printed on your proxy card and following the instructions on the proxy card.

Alternatively, you can attend the annual meeting and vote in person.

What does it mean to vote by proxy?

It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to the Chairman of our board of directors and our President and Chief Executive Officer, together and individually, who are sometimes referred to as the “proxy holders.” By giving your proxy to the proxy holders, you assure that your vote will be counted even if you are unable to attend the annual meeting. If you give your proxy but do not include specific instructions on how to vote on a particular proposal described in this proxy statement, the proxy holders will vote your shares in accordance with the recommendation of the board for such proposal.

On what am I voting?

You will be asked to consider three proposals at the annual meeting.

•	Proposal No. 1 asks you to elect three Class II directors to serve until the 2016 annual meeting of shareholders.

•	Proposal No. 2 asks you to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2013 fiscal year.

•	Proposal No. 3 asks you to approve, by non-binding vote, the Company’s executive compensation.

What happens if other matters are raised at the meeting?

Although we are not aware of any matters to be presented at the annual meeting other than those contained in the Notice of Annual Meeting, if other matters are properly raised at the meeting in accordance with the procedures specified in LPS’s certificate of incorporation and bylaws, all proxies given to the proxy holders will be voted in accordance with their best judgment.

What if I submit a proxy and later change my mind?

If you have submitted your proxy and later wish to revoke it, you may do so by doing one of the following: giving written notice to the Corporate Secretary prior to the annual meeting; submitting another proxy bearing a later date (in any of the permitted forms prior to the annual meeting); or casting a ballot in person at the annual meeting.

Who will count the votes?

Broadridge Investor Communications Services will serve as proxy tabulator and count the votes, and the results will be certified by the inspector of election.

How many votes must each proposal receive to be adopted?

The following votes must be received:

•	For Proposal No. 1 regarding the election of directors, the three people receiving the largest number of votes cast at the annual meeting will be elected as directors.

•

For Proposal No. 2 regarding the ratification of KPMG LLP and Proposal No. 3 regarding the approval of the Company’s executive compensation, under Delaware law the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote would be required for approval.

What constitutes a quorum?

A quorum is present if a majority of the outstanding shares of common stock entitled to vote is represented. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

What are broker non-votes and what effect do they have?

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the NYSE, such as Proposal No. 2 regarding ratification of auditors. The board of directors has determined that Proposals Nos. 1 and 3 are non-routine matters. Nominees cannot vote on non-routine matters if they do not receive voting instructions from beneficial holders, resulting in so-called “broker non-votes.” Accordingly, with respect to Proposals Nos. 1 and 3, broker non-votes will not affect the outcome of the vote. Please be sure to give specific voting instructions to your broker so that your vote can be counted.

What effect does an abstention have?

With respect to Proposal No. 1, abstentions or directions to withhold authority will not be included in vote totals and will not affect the outcome of the vote. For purposes of the Delaware law requirement that Proposal No. 2 and Proposal No. 3 receive the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote, abstentions will have the effect of a vote against the proposals.

Who pays the cost of soliciting proxies?

We pay the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting of Shareholders, this proxy statement and the proxy card. Following the mailing of this proxy statement, directors, officers and employees of the Company may solicit proxies by telephone, facsimile transmission or other personal contact. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of common stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates. In addition, the Company has retained Georgeson Inc. to assist in the solicitation of proxies for an estimated fee of $10,000, plus reimbursement of expenses.

What if I share a household with another shareholder?

We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our annual report and proxy statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings. If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of our annual reports and/or proxy statements, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the annual report or proxy statement for your household, please contact our transfer agent, Computershare Investor Services (in writing: 250 Royall Street, Canton, Massachusetts 02021; or by telephone: (866) 299-4219). If you participate in householding and wish to receive a separate copy of the 2012 Annual Report or this proxy statement, or if you do not wish to participate in householding and prefer to receive separate copies of future annual reports and/or proxy statements, please contact Computershare Investor Services as indicated above. Beneficial shareholders can request information about householding from their banks, brokers or other holders of record. The Company hereby undertakes to deliver promptly, upon written or oral request, a separate copy of the annual report to shareholders or proxy statement, as applicable, to a Company shareholder at a shared address to which a single copy of the document was delivered.

CERTAIN INFORMATION ABOUT OUR DIRECTORS

The following paragraphs provide information as of the date of this proxy statement about each nominee for director, and each director continuing in office. The information presented includes their ages, years of service on our board, business experience and service on other public companies’ boards of directors, including any such directorships held during the past five years. We have also included information about each nominee’s and each continuing director’s specific experience, qualifications, attributes or skills that led the board to conclude, at the time we filed our proxy statement in light of our business and structure, that such nominee or continuing director should serve on our board.

Information About the Nominees for Election

The names of the nominees for election as directors of the Company and certain biographical information concerning each of them is set forth below:

Name	Position with LPS	Age(1)	Director Since
Dan R. Carmichael	Director	68	2013
	Member of the Audit Committee
Alvin R. (Pete) Carpenter	Director	71	2009
	Lead Director, Chairman of the Corporate Governance and Nominating Committee, Member of the Compensation Committee
Hugh R. Harris	Director	62	2011
	President and Chief Executive Officer

(1)	As of April 1, 2013.

Dan R. Carmichael. Dan R. Carmichael has served as a director of our Company since February 2013. Mr. Carmichael has been an advisor to FirstMark Capital, a private equity firm, since January 2009. Prior to that, Mr. Carmichael was an advisor and consultant to Proudfoot Consulting, a management consulting firm, from January 2008 to December 2009. From August 2007 to October 2008, he was an executive consultant to Liberty Mutual Agency Markets, a business unit of Liberty Mutual Group, an insurance company. From December 2000 to August 2007, Mr. Carmichael was President, Chief Executive Officer and a director of Ohio Casualty Corporation, a public insurance holding company. Prior to that, Mr. Carmichael served as President and Chief Executive Officer of IVANS, Inc., an industry-owned organization that provides electronic communications services to insurance, healthcare and related companies. He has had significant involvement in the property and casualty insurance industry in various capacities and served as a Chief Executive Officer of insurance and non-insurance companies for more than twenty years. Mr. Carmichael has been a director of Platinum Underwriters Holdings, Inc., a public property and casualty insurance holding company, since 2002. Mr. Carmichael currently serves as Platinum Underwriters Holdings’ non-executive chairman of the board and chairman of the governance and executive committees. He is also a member of Platinum Underwriters Holdings’ audit committee. In determining that Mr. Carmichael should serve as a director, our board considered his extensive experience operating a complex regulated business organization. The board also considered Mr. Carmichael’s experience on other public company boards of directors and their committees, which we believe enhances his ability to more effectively serve on our board of directors and the committees on which he serves.

Alvin R. (Pete) Carpenter. Alvin R. (Pete) Carpenter has served as a director of our Company since April 2009 and as our lead director since February 2010. Mr. Carpenter retired from CSX Corporation (“CSX”) in February 2001, where he had served as Vice Chairman from July 1999 until his retirement. From 1962 until February 2001, he held a variety of positions with CSX, including President and Chief Executive Officer of CSX Transportation, Inc. from 1992 to July 1999, and Executive Vice President – Sales and Marketing of CSX Transportation, Inc. from 1989 to 1992. Mr. Carpenter also serves on the boards of directors of Regency Centers Corporation and Stein Mart, Inc., and previously served on the boards of PSS World Medical, Inc., Barnett Bank, Inc., Nations Bank and Florida Rock Industries, Inc. In determining that Mr. Carpenter should serve as a director, our board considered Mr. Carpenter’s extensive experience operating a complex and decentralized business organization. The board also considered Mr. Carpenter’s experience serving on the boards of banking companies, which helps him to understand our customers and industry, and his service on other public company boards of directors and their committees, which we believe enhances his ability to more effectively serve on our board of directors and the committees on which he serves.

Hugh R. Harris. Hugh R. Harris has served as our President and Chief Executive Officer and as a director since October 2011. Prior to joining the Company, Mr. Harris had been retired since July 2007. Before his retirement, Mr. Harris served as President of the Financial Services Technology division at Fidelity National

Financial, Inc. and then Fidelity National Information Services, Inc., the Company’s former parent, from April 2003 until July 2007. Prior to joining Fidelity National Financial, Inc., Mr. Harris served in various roles with HomeSide Lending Inc. from 1983 until 2001, including as President and Chief Operating Officer and later as Chief Executive Officer. In determining that Mr. Harris should serve as a director, our board considered his ability to provide insight into the day-to-day operations of the Company and our industry as a result of his position as President and Chief Executive Officer. They also considered the deep knowledge and understanding of our operations and our industry that Mr. Harris obtained through his service in leadership positions with Fidelity National Financial, Inc., Fidelity National Information Services, Inc. and HomeSide Lending Inc.

Information About Our Directors Continuing in Office

Term Expiring 2014

Name	Position with LPS	Age(1)	Director Since
Lee A. Kennedy	Director	62	2008
	Chairman of the Board
Philip G. Heasley	Director	63	2009
	Member of the Compensation Committee and the Corporate Governance and Nominating Committee
Susan E. Lester	Director	56	2010
	Member of the Audit Committee, the Corporate Governance and Nominating Committee and the Risk and Compliance Committee

(1)	As of April 1, 2013.

Lee A. Kennedy. Lee A. Kennedy has served as a director of our Company since May 2008, and as Chairman of our Board since March 2009. Mr. Kennedy served as Executive Chairman from September 2009 until January 2013, and as our President and Chief Executive Officer from July 2011 until October 2011 while the board conducted a search for a permanent president and chief executive officer. Mr. Kennedy also served as Chairman of Ceridian Corporation from January 2010 until July 2011, and served as interim Chief Executive Officer of Ceridian from January 2010 until August 2010. Mr. Kennedy served as President and Chief Executive Officer of our former parent FIS from the time of the Certegy merger in February 2006 until October 2009, and as Executive Vice Chairman of FIS from October 2009 until March 2010. Prior to the Certegy merger in February 2006, Mr. Kennedy had served as the Chief Executive Officer of Certegy since March 2001 and as the Chairman of Certegy since February 2002. Prior to that, he served as President, Chief Operating Officer and a director of Equifax Inc., a provider of consumer credit and other business information, from June 1999 until Certegy was spun off from Equifax in June 2001. Mr. Kennedy also served on the boards of directors of FIS and Equifax Inc. in the past five years. In determining that Mr. Kennedy should serve as a director, our board considered the deep knowledge and understanding of our operations and our industry he gained as President and Chief Executive Officer of our former parent. The board also believes that, as a result of Mr. Kennedy’s longtime service as a leader of a complex business organization, he can provide the board with valuable insight into the challenges the Company may face as it grows and continues to operate in a regulated industry.

Philip G. Heasley. Philip G. Heasley has served as a director of our Company since March 2009. Mr. Heasley has served as the President and CEO of ACI Worldwide, Inc., a global provider of electronic payment solutions to financial institutions, since May 2005. From 2003 until May 2005, he served as Chairman and Chief Executive Officer of Paypower LLC. Prior to that, Mr. Heasley served as Chairman and Chief Executive Officer of First USA Bank from 2000 to 2003. Before First USA Bank, Mr. Heasley spent 13 years in executive positions at U.S. Bancorp, including six years as Vice Chairman and two years as President and Chief

Operating Officer. Mr. Heasley served on the board of directors of FNF from October 2005 until March 2009, and served on the board of old FNF from 2000 until it was merged into FIS in November 2006. Mr. Heasley also serves as a director of ACI Worldwide, Inc. and Tier Technologies, Inc., and formerly served on the boards of Kinterra, Inc. and Ohio Casualty Corporation. In addition, since April 2008, Mr. Heasley has also served on the National Infrastructure Advisory Council, which provides advice to the President of the United States, through the Secretary of Homeland Security, regarding the security of critical infrastructure sectors and their information systems. In determining that Mr. Heasley should serve as a director, our board considered his experience as chief executive of a company that provides technology services to financial institutions, his experience as an executive of large financial institutions, and his resulting ability to understand our customer base and the unique issues surrounding those relationships. In addition, the board considered Mr. Heasley’s historical understanding of certain of our businesses which were formerly old FNF businesses, which he acquired as a director of old FNF.

Susan E. Lester. Susan E. Lester has served as a director of our Company since December 2010. Since May 2002, Ms. Lester has been a private investor. Ms. Lester served as Chief Financial Officer of Homeside Lending, Inc., a mortgage bank, from October 2001 to May 2002. Prior to that, Ms. Lester served as Chief Financial Officer of U.S. Bancorporation, a commercial bank, from February 1996 to May 2000. Ms. Lester also serves as a director of PacWest Bancorp and Arctic Cat Inc. In determining that Ms. Lester should serve as a director, our board considered her high level of financial expertise and extensive knowledge of accounting issues and senior leadership, which we believe provide a strong foundation for her service on our Audit Committee. Our board also considered her significant experience working for and knowledge of banking organizations, which helps her to understand our customers and our industry and provides a strong foundation for her service on our Risk and Compliance Committee.

Term Expiring 2015

Name	Position with LPS	Age(1)	Director Since
David K. Hunt	Director	67	2010
	Chairman of the Compensation Committee, Member of the Audit Committee, Chairman of the Risk and Compliance Committee
James K. Hunt	Director	61	2008
	Chairman of the Audit Committee, Member of the Compensation Committee
John W. Snow	Director	73	2013
	Non-Voting Advisory Member of the Risk and Compliance Committee

(1)	As of April 1, 2013.

David K. Hunt. David K. Hunt has served as a director of our Company since February 2010. Since December 2005, Mr. Hunt has been a private investor. He previously served as the non-executive Chairman of the Board of OnVantage, Inc., a provider of corporate spend management and supplier marketing technology for global professional meetings and events, from October 2004 until December 2005. Prior to that, he served as the Chairman and Chief Executive Officer of PlanSoft Corporation, an internet-based business-to-business solutions provider in the meeting and convention industry, a position he held from May 1999 to October 2004. Mr. Hunt also serves on the board of directors of our former parent, FIS, where he serves as a member of both the audit and compensation committees. In determining that Mr. Hunt should serve as a director, our board considered his long familiarity with our businesses and industry which he acquired as a director of FIS prior to the spin-off. The board also considered Mr. Hunt’s experience on the audit and compensation committees of FIS and his familiarity with the responsibilities of those committees and the issues they consider, which we believe enhances his ability to more effectively serve on the audit and compensation committees of our board.

James K. Hunt. James K. Hunt has served as a director of our Company since May 2008. He served as a director of FIS from April 2006 until the spin-off date. Mr. Hunt has served as Chairman of the Board, Chief Executive Officer and Chief Investment Officer of THL Credit, Inc., an externally-managed, non-diversified closed-end management investment company, and of THL Credit Advisors, a registered investment advisor that provides administrative services to THL Credit, Inc., since April 2010. He has also served as Chief Executive Officer and Chief Investment Officer of THL Credit Group, L.P., which provides capital to public and private companies for growth, recapitalizations, leveraged buyouts and acquisitions, since May 2007. THL Credit Advisors, THL Credit, Inc. and THL Credit Group, L.P. are each affiliates of Thomas H. Lee Partners, L.P. Previously, Mr. Hunt co-founded and was CEO and Managing Partner of Bison Capital Asset Management, LLC, a private equity firm, since 2001. Prior to founding Bison Capital, Mr. Hunt was the President of SunAmerica Corporate Finance and Executive Vice President of SunAmerica Investments (subsequently, AIG SunAmerica). Mr. Hunt also serves as a director of THL Credit, Inc., and formerly served on the boards of Primus Guaranty, Ltd. and our former parent FIS. In determining that Mr. Hunt should serve as a director, our board considered his experience in managing financial services companies and in capital markets. The board also considered Mr. Hunt’s experience in overseeing the management of significantly leveraged companies in which his lending and investment firms have invested, and his ability to understand the issues we may face as a result of our significant debt under our credit agreement and senior notes.

John W. Snow. John W. Snow, PhD. has served as a director of our Company since March 2013. Dr. Snow has been President of JWS Associates, LLC, a consulting firm, since October 2006 and an advisor to our board of directors since October 2010. As the United States Secretary of the Treasury from February 2003 to June 2006, Dr. Snow served as the head of President Bush’s economic policy team and principle spokesman on economic policy. Prior to his appointment as Secretary of the Treasury, Dr. Snow served as the Chairman, President and Chief Executive Officer of CSX Corporation, which operated the largest rail network in the eastern United States and provided intermodal transportation, domestic container shipping and international marine terminal services. Dr. Snow has also previously served in several senior roles at the United States Department of Transportation and has served as Chair of the Business Roundtable. In addition to serving as non-executive Chairman of Cerberus Capital Management LP, Dr. Snow also serves on the boards of directors of International Consolidated Airlines Group and Marathon Petroleum Corporation. As a result of his government service and professional experience, Dr. Snow brings to the board experience and expertise in many areas that directly relate to our business. Dr. Snow’s experience managing a large, complex, regulated public company positions him well to advise the Board and senior management on many of the operational challenges and growth opportunities in our business. Through his government service and other positions, he has also developed expertise in the areas of regulation, public policy and risk management, which are critical areas for LPS. The board also considered Dr. Snow’s experience on other public company boards of directors and their committees, which we believe enhances his ability to more effectively serve on our board of directors and the committees on which he will serve.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

The Certificate of Incorporation of the Company provides that our board shall consist of not less than one nor more than fourteen directors. Our board determines the number of directors within these limits, and the current number of directors is set at nine. Our directors are divided into three classes, each class as nearly equal in number as possible. The term of office of only one class of directors expires in each year. The directors elected at this annual meeting will hold office for a term of three years or until their successors are elected and qualified.

At this annual meeting, the following persons, each of whom is a current director of the Company, have been nominated to stand for election to the board for a three-year term expiring in 2016:

Dan R. Carmichael

Alvin R. (Pete) Carpenter

Hugh R. Harris

The board believes that each of the nominees will stand for election and will serve if elected as a director.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” EACH OF THE LISTED NOMINEES.

PROPOSAL NO. 2:

RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

General Information About KPMG LLP

Although shareholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of KPMG LLP to our shareholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of LPS and our shareholders. If our shareholders do not ratify the audit committee’s selection, the audit committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of our independent registered public accounting firm.

In choosing our independent registered public accounting firm, our audit committee conducts a comprehensive review of the qualifications of those individuals who will lead and serve on the engagement team, the quality control procedures the firm has established, and any issue raised by the most recent quality control review of the firm. The review also includes matters required to be considered under the SEC rules on “Auditor Independence,” including the nature and extent of non-audit services, to ensure that they will not impair the independence of the accountants.

Representatives of KPMG LLP are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

The audit committee has engaged KPMG LLP to audit the consolidated financial statements of the Company for the 2013 fiscal year. For services rendered to us during or in connection with our fiscal years ended December 31, 2012 and 2011, we were billed the following fees by KPMG:

	2012	2011
	(In thousands)	(In thousands)
Audit Fees	$1,723	$1,723
Audit-Related Fees	428	404
Tax Fees	29	4
All Other Fees	8	210

Audit Fees. Audit fees consisted principally of fees for the audits and other filings related to the Company’s 2012 and 2011 audits, and audits of the Company’s subsidiaries required for regulatory reporting purposes, including billings for out-of-pocket expenses incurred.

Audit-Related Fees. Audit-related fees in 2012 and 2011 consisted principally of fees for SOC 1 and SOC 2 attestations, including billings for out-of-pocket expenses incurred.

Tax Fees. Tax fees in 2012 and 2011 consisted of fees for preparation of the Form 5500 for the Company’s health and welfare benefit plan and tax consulting services.

All Other Fees. Other fees in 2012 and 2011 consisted of fees for agreed upon procedures and advisory services.

Approval of Accountants’ Services

In accordance with the requirements of the Sarbanes-Oxley Act of 2002, all audit and audit-related work and all non-audit work performed by KPMG LLP is approved in advance by the audit committee, including the proposed fees for such work. The audit committee has adopted policies and procedures for pre-approving all work performed by KPMG. Specifically, the audit committee has pre-approved the use of KPMG for specific types of services subject to maximum amounts set by the committee. Additionally, specific pre-approval authority is delegated to our audit committee chairman, provided that the estimated fee for the proposed service does not exceed a pre-approved maximum amount set by the committee. Our audit committee chairman must report any pre-approval decisions to the audit committee at its next scheduled meeting. Any other services are required to be pre-approved by the audit committee.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2013 FISCAL YEAR.

PROPOSAL NO. 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the 2011 annual meeting of our shareholders, our shareholders voted on a non-binding, advisory basis, and selected an annual frequency for votes on the compensation paid to our named executive officers. As a result, our Board has decided to submit our executive compensation to our shareholders on an annual basis. Accordingly, we are asking our shareholders to approve, in a non-binding advisory vote, the compensation of our named executive officers as disclosed in this proxy statement.

As described in detail under the heading “Compensation Discussion and Analysis and Executive and Director Compensation,” we seek to closely align the interests of our named executive officers with the interests of our shareholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and strong performance in the face of a challenging operational, legal and regulatory environment, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

The vote on this resolution is not intended to address any specific element of compensation. Instead, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the Company, our board of directors or the compensation committee of our board and will not require us to take any action. The final decision on the compensation of our named executive officers remains with our compensation committee and the board, although the compensation committee and the board will consider the outcome of this vote when making compensation decisions.

Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the other related tables and disclosure.”

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS AND EXECUTIVE OFFICERS

The number of our common shares beneficially owned by each individual or group is based upon information in documents filed by such person with the SEC, other publicly available information or information available to us. Percentage ownership in the following table is based on 86,191,156 shares of voting LPS common stock outstanding as of March 25, 2013. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of common stock beneficially owned by that shareholder. The number of shares beneficially owned by each shareholder is determined under rules issued by the SEC.

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding beneficial ownership of our common stock by each shareholder who is known by the Company to beneficially own 5% or more of our common stock:

Name	Number of Shares Beneficially Owned		Percent of Class
Blackrock, Inc.	6,011,940	(1)	7.0%
T. Rowe Price Associates, Inc.	4,560,671	(2)	5.3%
The Vanguard Group	5,245,773	(3)	6.1%

(1)	According to a Schedule 13G/A filed February 8, 2013, Blackrock, Inc., whose address is 40 East 52nd Street, New York, New York 10022, is deemed to be the beneficial owner of 6,011,940 shares as a result of various of its subsidiaries having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Company’s shares. None of those subsidiaries is indicated as individually holding five percent or greater of the Company’s shares.
(2)	According to a Schedule 13G filed February 13, 2013, T. Rowe Price Associates, Inc., whose address is 100 E. Pratt Street, Baltimore, Maryland 21202, is deemed to be the beneficial owner of 4,560,671 shares as a result of certain of its investment advisor subsidiaries holding the Company’s shares.
(3)	According to a Schedule 13G filed February 13, 2013, The Vanguard Group, whose address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, is deemed to be the beneficial owner of 5,245,773 shares as a result of certain of its investment advisor subsidiaries holding the Company’s shares.

Security Ownership of Management and Directors

The following table sets forth information regarding beneficial ownership of our common stock as of the record date by:

•	each of our directors and nominees for director;

•	each of the named executive officers as defined in Item 402(a)(3) of Regulation S-K promulgated by the SEC; and

•	all of our executive officers and directors as a group.

The information is not necessarily indicative of beneficial ownership for any other purpose. The mailing address of each director and executive officer shown in the table below is c/o Lender Processing Services, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204.

Name	Number of Shares Owned		Number of Options(1)	Total	Percent of Total
Dan R. Carmichael	5,947		—	5,947	*
Alvin R. (Pete) Carpenter	33,046		29,532	62,578	*
Hugh R. Harris	330,759		352,041	682,800	*
Philip G. Heasley	14,710		31,458	46,168	*
David K. Hunt	17,656	(2)	19,758	37,414	*
James K. Hunt	17,660		58,114	75,774	*
Lee A. Kennedy	314,991	(3)	322,167	637,158	*
Susan E. Lester	13,850		11,258	25,108	*
Joseph M. Nackashi	158,682		301,464	460,146	*
Daniel T. Scheuble	285,727		841,334	1,127,061	1.3
Thomas L. Schilling	152,960		138,181	291,141	*
John W. Snow	10,240		21,341	31,581	*
All directors and officers (14 persons)	1,525,374		2,508,779	4,034,153	4.7

*	Represents less than 1% of our common stock.
(1)	Represents shares subject to stock options that are exercisable on March 25, 2013 or become exercisable within 60 days of March 25, 2013.
(2)	Included in this amount are 750 shares held by Mr. Hunt’s spouse.
(3)	Included in this amount are 129 shares held by Mr. Kennedy’s children.

CERTAIN INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The executive officers of the Company as of the date of this proxy statement are set forth in the table below. Certain biographical information with respect to those executive officers who do not also serve as directors follows the table. There are no family relationships among the executive officers, directors or nominees for director.

Name	Position with LPS	Age
Hugh R. Harris	President and Chief Executive Officer	62
Thomas L. Schilling	Executive Vice President and Chief Financial Officer	50
Daniel T. Scheuble	Executive Vice President and Chief Operating Officer	54
Todd C. Johnson	Executive Vice President, General Counsel and Corporate Secretary	47
Joseph M. Nackashi	Executive Vice President and Chief Information Officer	49
Christopher P. Breakiron	Senior Vice President and Chief Accounting Officer	46

Thomas L. Schilling has served as our Executive Vice President and Chief Financial Officer since October 2010. Prior to joining the Company, Mr. Schilling was with USA Mobility, Inc., a provider of paging products and other wireless services to the business, government and health care sectors, where he served as Chief Financial Officer from January 2005 until October 2010 and as Chief Operating Officer from October 2007 to October 2010. Prior to joining USA Mobility, Mr. Schilling served as the Chief Financial Officer of Cincinnati Bell, Inc. from 2002 to August 2003.

Daniel T. Scheuble served as our Executive Vice President and Co-Chief Operating Officer from the spin-off until April 2011, and has served as our sole Chief Operating Officer since April 2011. He served as Executive Vice President of the Mortgage Processing Services division of FIS from April 2006 until the spin-off date.

Mr. Scheuble joined former FIS in 2003 as Chief Information Officer of the Mortgage Servicing Division. Before joining former FIS, Mr. Scheuble was Chief Information Officer at GMAC Residential and prior to that, he was the Executive Vice President and Chief Information Officer of Loan Operations for HomeSide Lending.

Todd C. Johnson has served as our Executive Vice President, General Counsel and Corporate Secretary since the spin-off. Prior to the spin-off date, he had served as Assistant General Counsel and Corporate Secretary of FIS since February 2006 and of FNF since October 2005. Mr. Johnson also served as Assistant General Counsel and Corporate Secretary of old FNF from July 2003 until November 2006. Prior to joining old FNF, Mr. Johnson was a partner in the Corporate and Securities practice group of Holland & Knight LLP.

Joseph M. Nackashi has served as our Executive Vice President and Chief Information Officer since the spin-off. Prior to the spin-off date, he had served as Senior Vice President and Chief Technology Officer of FIS since the merger with Certegy in February 2006. Prior to that, Mr. Nackashi had served as Senior Vice President and Chief Technology Officer of old FIS and its predecessor, ALLTEL Information Services, Inc., since 2000.

Christopher P. Breakiron is our Senior Vice President and Chief Accounting Officer. He served as Vice President of Financial Planning and Analysis of FIS from September 2006 until the spin-off date. Prior to joining FIS, Mr. Breakiron had served as Senior Vice President and Controller, International Card Services of Certegy since 2002.

COMPENSATION DISCUSSION AND ANALYSIS

AND EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

The following compensation discussion and analysis may contain statements regarding corporate performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Our named executive officers for 2012 are identified below. In this compensation discussion and analysis, we discuss the compensation objectives and decisions, and the rationale behind those decisions, relating to the compensation we provided to our named executive officers in 2012.

Name	Position
Lee A. Kennedy	Executive Chairman of the Board*
Hugh R. Harris	President and Chief Executive Officer
Thomas L. Schilling	Executive Vice President and Chief Financial Officer
Daniel T. Scheuble	Executive Vice President and Chief Operating Officer
Joseph M. Nackashi	Executive Vice President and Chief Information Officer

*	Lee A. Kennedy served as our Executive Chairman of the Board until he resigned as an active employee on December 31, 2012. Mr. Kennedy will continue to serve as a director and non-executive Chairman of the Board.

Our Business Environment

We provide integrated technology, data and services to the mortgage lending industry, with a market leading position in mortgage processing in the United States (the “U.S.”). We deliver comprehensive technology solutions and services, as well as data and analytics, to many of the top U.S. mortgage originators and servicers, as well as a number of other financial institutions, investors, and other real estate professionals. We offer an end-to-end suite of solutions that provides the technology and data needed to support mortgage lending and servicing operations, meet regulatory and compliance requirements and mitigate risk.

These integrated solutions support origination, servicing, portfolio retention and default servicing. Our technology solutions include MSP, a leading mortgage processing software in the U.S. Our technology solutions also include our Desktop system, which is a middleware enterprise workflow management application designed to streamline and automate business processes, as well as our data and analytics solutions, which provide proprietary data for the mortgage, real estate and capital markets industries. Our transaction services include our origination services, which support many aspects of the closing of mortgage loan transactions by national lenders and loan servicers, and our default services, which are used by mortgage lenders, servicers and other real estate. We employ approximately 7,800 employees.

During 2012, we continued to face uncertainty as a result of the changing economic environment, particularly as it relates to the mortgage industry, and changes to various federal and state regulations and programs.

Our origination services and some of our technology and data businesses are directly impacted by the volume of mortgage originations, and refinancing originations in particular. Our default services businesses are directly impacted by consumer mortgage defaults and foreclosures. In 2012 revenues in default services declined primarily as a result of continued delays in the foreclosure process causing reduced volumes. These ongoing delays were largely the result of continuing regulatory scrutiny and monitoring arising under consent orders entered into by a number of large servicers in 2011, as well as ongoing judicial actions and voluntary delays by servicers. The consent orders further slowed the pace of foreclosure starts and processing during 2012 as the banks and their service providers continued to work through complying with their requirements. Lenders also delayed processing foreclosures as they worked out a settlement to an investigation conducted by the attorneys general of all 50 states.

Despite the industry challenges we faced, as well as the overhang from ongoing litigation and inquiries into certain business processes in our default services operations, our management team made significant progress in 2012, including:

•	Creating a positive shareholder return of 66% for 2012.

•

Delivering strong consolidated financial results including revenue of $2.0 billion, adjusted operating income of $436 million, adjusted operating margin of 21.8%, and adjusted free cash flow of $345 million. We use each of these metrics as performance measures in our compensation programs.

•	Strengthening the balance sheet by paying down debt by $81 million, increasing liquidity by $203 million, and extending debt maturities and lowering the cost of capital.

•	Investing over $113 million in capital expenditures in 2012 to develop and support innovative technology-driven solutions to help clients meet new mortgage industry requirements.

•	Continuing to attract new customers and deepen our relationships with existing customers. Mortgage loans on our servicing system increased 3% from the prior year.

•	Continuing to reduce our risk profile in our default services processes and exiting underperforming and non-strategic businesses.

•

Making significant headway with respect to our outstanding litigation and inquiries, which as of the first quarter of 2013, resulted in settlement agreements with the attorneys general of 49 states and the District of Columbia and the U.S. Attorney’s office for the Middle District of Florida, among others.

Mr. Harris and our entire management team are deeply committed to our customers, our shareholders and our employees, and are focused on creating shareholder value in 2013 and beyond.

Our Compensation Programs are Driven by Our Business Objectives

We believe that our executive compensation programs are structured in the best manner possible to support our Company and to achieve our business objectives. For 2012, our executive compensation approach was designed with the following goals:

•	Sound Program Design: We work very hard at designing our compensation programs so that they fit well with our Company, our strategy and our culture. There are many facets and considerations that enter into this equation, some of which are discussed below and in the Corporate Governance section. In the end, we believe we have delivered a sound compensation program, reflecting holistic data points and supporting the success of LPS.

•

Pay for Performance: Our compensation committee designed our compensation programs so that a substantial portion of our executives’ compensation is tied to our performance. The committee tied performance goals to our cash-based annual incentive plan and our performance-based restricted stock awards to make pay-for-performance the key driver of the compensation levels achieved by our named executive officers. For 2012, our corporate performance measures included revenue, operating income (GAAP operating income, adjusted for the impact of certain non-recurring adjustments), free cash flow and operating margin. These performance measures are key components in the way we and our investors view our operating success and are highly transparent and objectively determinable. In addition, the target compensation value for our stock options is dependent upon a material increase in our stock price. The target level of pay our compensation committee sets for each named executive officer is influenced by the executive’s leadership abilities, scope of responsibilities, experience, effectiveness and individual performance achievements.

•

Long-term Focus: Long-term incentives are the largest component of our named executive officers’ total compensation and are designed to drive our long-term strategic business objectives and increase shareholder value over the long term.

•

Competitiveness: Total compensation is intended to be competitive in order to attract, motivate, and retain highly qualified and effective executives who will deliver superior performance that builds shareholder value over the long term.

•

Incentive Pay Balance: The portion of total compensation contingent on performance should increase with an executive’s level of responsibility. Annual and long-term incentive compensation opportunities should reward the appropriate balance of short- and long-term financial and strategic business results. Long-term incentive compensation opportunities should significantly outweigh short-term cash-based opportunities. Annual objectives should be compatible with sustainable long-term performance.

•

Risk Assumption and Shareholder Alignment: We place a strong emphasis on delivering long-term results for our shareholders and customers and discouraging excessive risk-taking by our executive officers.

We think the most effective way of accomplishing these objectives is to provide our named executive officers with enough fixed compensation in the form of base salary to deter excessive risk-taking, while providing them with sufficient opportunities in the form of variable compensation that is linked to our annual and long-term strategic goals to align their interests with those of our shareholders. We believe it is important to deliver strong results for our shareholders and customers, and we believe our practice of linking compensation with corporate performance will help us to accomplish that goal.

Compensation Best Practices

Our compensation committee takes a proactive approach to compensation governance. The committee regularly reviews our compensation programs and makes adjustments that it believes are in the best interests of the Company and our shareholders. As part of this process, we review compensation trends and practices, including the governance standards promulgated by Institutional Shareholder Services (ISS) and Glass Lewis, with the goal of improving our approach to executive compensation. We have made numerous improvements to our compensation governance over the past few years, including:

•	Increasing the stock ownership guideline for our CEO to six times base salary.

•

Adopting a requirement that our executive officers may not sell after-tax restricted shares or after-tax stock acquired from stock option exercises unless the applicable stock ownership guideline have been met, and adopting a 12-month holding period for 50% of the after-tax shares acquired through restricted stock vestings.

•	Adopting a policy to “clawback” any overpayments of compensation, whether cash or equity-based, that were attributable to a material misstatement of financial results.

•

Eliminating provisions in employment agreements that provided for tax gross-ups for compensation paid due to a change in control and for modified single trigger severance payment arrangements related to a change in control. It should be noted that our executives voluntarily agreed to these changes. The committee also adopted a policy that no new employment agreements will provide for tax gross-ups for compensation paid as a result of a change in control.

•	Adopting performance-based vesting conditions for our restricted stock grants.

•	Prohibiting re-pricing of our stock options.

•

Requiring that the payment of dividends on our restricted stock awards be subject to the same vesting requirements that are applicable to the restricted stock, i.e., no payment of dividends until the restricted stock vests.

•	Using a shorter expiration period of seven years for our stock options.

•	Adopting a policy that our annual awards of stock options and restricted stock will utilize a vesting schedule of at least three years.

•	Maintaining a separate chief executive officer and chairman of the board, and having an independent lead director.

•	Completing an annual compensation risk assessment, as required by the rules of the SEC.

•	Using an independent compensation consultant who reports solely to the compensation committee and does not provide separate services to management.

•

Continuing to utilize employment agreements with our named executive officers that do not contain multi-year guarantees for salary increases, non-performance based bonuses or minimum annual equity compensation values.

•	Adopting a policy where all performance based incentive will have a maximum cap on the award opportunity.

•	Increasing the ratio of performance based pay to fixed pay.

•	Improving our disclosure and transparency of our executive compensation programs.

•	Strengthening our approach to marketplace benchmarking and adopting a more thorough process.

As part of our compensation governance program, we also observe the following practices:

•	We have a policy in place that prohibits the hedging and pledging of LPS stock by our executive officers.

•	Our named executive officers’ employment agreements do not contain multi-year guarantees for salary increases, non-performance-based bonuses or guaranteed equity compensation.

•	All of our cash and equity incentive plans are capped at maximum levels.

•

The change in control provisions in our compensation plans trigger upon consummation of mergers, consolidations and other corporate transactions, not upon shareholder approval or other pre-consummation events.

Stock Ownership By Executives

Our named executive officers are heavily invested in the success of LPS. Collectively, they own approximately 1.24 million shares of LPS stock worth about $30.5 million (based on a closing price of $24.54 on March 25, 2013). In addition, these officers hold approximately 3.1 million stock options. It is important to note that, although stock options are reported as compensation in the Summary Compensation Table, our executives do not recognize the targeted compensation value of their stock options unless our stock price rises by about 31%, and the stock options have no immediate value unless the value of our common stock appreciates after the options are granted. The fact that our executives hold such a large investment in LPS is part of our Company culture and our compensation philosophy. Their sizable holdings in LPS stock places their interests directly in line with the long-term success of our company, our customers, and our shareholders. This promotes teamwork among our management team and strengthens the team’s focus on achieving long term results and increasing shareholder return.

We established formal stock ownership guidelines in August 2008 for all corporate officers, including our named executive officers, and members of our board, to encourage those individuals to hold a multiple of their base salary (or annual retainer) in our common stock. The guidelines call for an executive or director to reach the ownership multiple within four years. Shares of restricted stock and unrealized gain on stock options count toward meeting the guidelines. The guidelines, including those applicable to non-employee directors, are as follows:

Position	Minimum Aggregate Value
Chief Executive Officer	6 × base salary
Chairman	5 × base salary
Other Officers	2 × base salary
Members of the Board	5 × annual retainer

As of March 25, 2013, each of our named executive officers met the requirements of the stock ownership guidelines based on a closing price of $24.54. The compensation committee may consider the guidelines and an executive’s satisfaction of those guidelines in determining executive compensation.

2012 Shareholder Vote on Executive Compensation

At our 2012 annual meeting of shareholders, as required by Section 14A of the Securities Exchange Act and Rule 14a-21(a) under the Securities Exchange Act, we held a non-binding advisory vote on the compensation of our named executive officers as disclosed in the 2012 proxy statement pursuant to Item 402 of Regulation S-K. Approximately 58% of the shares voted at our 2012 shareholders’ meeting approved our “say-on-pay” proposal. Management engaged in a process of communicating with key shareholders and seeking their feedback regarding our executive compensation programs. This feedback has been very valuable and was factored into management’s recommendations and the compensation committee’s decisions for 2012 executive compensation.

2013 Shareholder Vote on Executive Compensation

Our board of directors recommends that shareholders vote to approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as described in this proxy statement, for reasons summarized in this compensation discussion and analysis, which includes a strong link between pay and company performance, the sound design of our compensation program, and our efforts to implement best practices in executive compensation and governance.

2012 Compensation Components and Pay Mix

We link a significant portion of each named executive officer’s total annual compensation to performance goals that are intended to deliver measurable results. Executives are generally rewarded only when and if the pre-established performance goals are met or exceeded. We also believe that material stock ownership by executives assists in aligning executives’ interests with those of shareholders and strongly motivates executives to build long-term shareholder value. We structure our stock-based compensation programs to assist in creating this link.

The following chart illustrates the elements of our named executive officer compensation program in 2012:

Fixed Compensation	Short-Term Incentives	Long-Term Incentives			Benefits
Base Salary	Short-Term Cash Incentive	Performance Restricted Stock	Stock Options	Retention Incentive
Fixed cash component with annual merit increase opportunity based on individual performance results. Generally represents from 9% to 16% of total compensation for the named executive officers.	Annual cash award for profitability, growth, and operating strength and efficiency during the year.	Equity award to align executive officers’ long- term financial interests to the long-term financial interests of shareholders and to support retention and recruitment objectives (three-year vesting).

Equity award for creation of stockholder value as reflected by our stock price. LPS stock price must rise after the grant by approximately 31% over the expected term of the option to reach the executive’s target compensation level. Stock options also support our retention goals, since options vest over three years.

				Award to retain key officers over a multi-year period. Of the named executive officers, only Messrs. Scheuble, Schilling and Nackashi participate.	401(k) plan; employee stock purchase plan; deferred compensation plan; and limited perquisites

Link To Performance
Individual performance	Revenue, operating income, free cash flow	Operating margin	Future growth in stock price	Operating margin	Not Applicable

The compensation committee generally allocates our executive officers’ compensation based on the committee’s determination of the appropriate ratio of performance-based compensation to other forms of regularly-paid compensation. In making this determination, the committee considers how other companies allocate compensation based on the marketplace data provided by Strategic Compensation Group, as well as each executive’s level of responsibility, the individual skills, experience and contribution of each executive, and the ability of each executive to impact company-wide performance and create long-term shareholder value.

In 2012, our named executive officers’ annual compensation was allocated among annual salary, annual cash incentives performance-based restricted stock and stock options, with a heavy emphasis on the at-risk, performance-based components of annual cash incentives and long-term equity-based incentives. As shown in the table below, more than 80% of total compensation was based on performance based incentives. Benefits comprised less than 2% of total compensation.

The compensation committee believes a significant portion of an executive officer’s compensation should be allocated to equity-based compensation in order to effectively align the interests of our executives with the long-term interests of our shareholders. Consequently, for 2012, a majority of our named executive officers’ total compensation was provided in the form of nonqualified stock options and performance-based restricted stock.

As illustrated in the table below, a significant portion of each named executive officer’s total compensation in 2012 was based on performance-based cash and stock incentives tied to our financial performance and stock price. The following table shows the allocation of 2012 Total Compensation for our named executive officers, as reported in the Summary Compensation Table below, among the various components. The compensation committee believed this allocation to be appropriate after consideration of the factors described above.

	Salary	Performance Cash Incentive	Discretionary Cash Award	Performance Stock Options	Performance Restricted Stock	Benefits & Other Comp.	Total Compensation	Performance Based Portion
Hugh Harris	9.6%	23.7%	4.1%	20.5%	41.4%	0.7%	100%	85.6%
Lee Kennedy	12.3%	35.8%	0%	17.0%	33.5%	1.4%	100%	86.2%
Dan Scheuble	10.9%	29.1%	0%	19.2%	38.9%	1.8%	100%	87.3%
Tom Schilling	13.8%	29.7%	0%	18.1%	36.6%	1.8%	100%	84.4%
Joe Nackashi	15.6%	23.4%	0%	19.6%	39.6%	1.9%	100%	82.5%

Base Salary

Our compensation committee seeks to provide each of our named executive officers with a level of assured cash compensation for services rendered during the year sufficient, together with performance-based incentive awards, to motivate the executive to perform consistently at a high level and to alleviate any potential for excessive risk taking. However, base salary is a relatively small component of the total compensation package, as the committee’s emphasis is on performance-based, at-risk pay. The compensation committee typically reviews salary levels at least annually as part of its performance review process, as well as in the event of promotions or other changes in executive officers’ positions.

In March 2012, the compensation committee conducted its annual review of our executives’ base salaries. In reviewing base salaries, the committee considered each executive’s performance in 2011, level of responsibility and ability to impact our future success, as well as the marketplace data discussed above. Mr. Harris also made recommendations to the committee about salary adjustments for his reports, including Messrs. Schilling, Scheuble and Nackashi. Following these discussions, the committee determined to hold most of the executives’ base salaries constant, including Messrs. Harris’, Schilling’s, Scheuble’s and Nackashi’s salaries, and to provide significant performance-based incentives in order to encourage our executives to work toward strong results in the face of the challenging operating environment that was expected. With respect to Mr. Kennedy, the committee determined to maintain his original salary of $250,000, effective July 1, 2012, following the end of the term of the addendum to Mr. Kennedy’s employment agreement as interim President and Chief Executive Officer and providing transition support to Mr. Harris.

Annual Performance-Based Cash Incentive

Generally, we will award annual cash incentives based upon the achievement of performance goals and the executive’s level of cash incentive opportunity, both of which were defined in the first quarter of the year. The annual incentive plan includes a set of performance goals that can be used in setting incentive awards under the plan. We use the annual incentive plan to provide a form of at-risk, performance-based pay that is focused on achievement of critical financial performance objectives for the year. No annual incentive payments are payable to a named executive officer if the pre-established, minimum performance levels are not met, and payments are capped at the maximum performance payout level.

2012 Annual Cash Incentive Opportunity Levels

In the first quarter of 2012, annual incentive award opportunities were established by the compensation committee for our named executive officers. In setting the cash incentive opportunity, the committee considered the executive officer’s experience, knowledge, skills, level of responsibility and potential to influence our performance and future success, the executive officer’s prior annual incentive awards, the business environment and our business objectives and strategy, the need to retain and motivate our executive officers, corporate governance considerations related to executive compensation, and marketplace compensation levels and practices.

None of the named executive officers received an increase to their 2012 annual cash incentive award opportunity from 2011. Messrs. Schilling’s and Nackashi’s opportunities were set at 100% of their base salaries in accordance with their employment agreements, which is the same level as 2011. Mr. Scheuble’s target was set at 135% of his base salary in 2012, which was in the same level as 2011. The committee set Mr. Harris’ target at 165% of his base salary, which was consistent with the target set by the committee in 2011 when he was hired by LPS. In setting Mr. Harris’ target, the compensation committee considered his responsibility for the overall direction and strategy of the Company and the challenges he was expected to face as chief executive in light of the likelihood of difficult market conditions and continued regulatory scrutiny in 2012. Mr. Kennedy’s annual incentive opportunity was set at 165% of salary in 2011, when he assumed the role of Chief Executive Officer. His bonus was tied to key strategic objectives related to the CEO transition and maintaining confidence with the markets.

Actual payouts under the annual incentive plan can range from zero (if threshold performance is not attained) to one-half to two times the target incentive opportunity, depending on achievement of pre-established performance goals described below.

2012 Performance Formula for the Incentive Awards

Three performance measures were used for 2012, and they were Revenue, Operating Income, and Free Cash Flow. These goals were objective, quantitative, financial measures set by our compensation committee during the first quarter of 2012. The target performance goals for revenue, operating income and free cash flow were based upon the Company’s budget for 2012, as approved by our board of directors. Revenue, operating income and free cash flow are key measures in evaluating the performance of our business and are widely followed by shareholders.

Revenue was selected as a performance goal with the intent of focusing our executives on achieving our revenue growth objectives. Revenue is an important measure of the growth of the Company, our ability to satisfy our customers and to gain new customers, and the effectiveness of our products and services. The global financial crisis, and its impact on many of our financial sector clients, created a challenging market for maintaining and generating new revenues, and, accordingly, we wanted to focus our executives on this measure.

Operating income is GAAP operating income adjusted for the impact of certain charges, if applicable, including federal and state regulatory actions, acquisitions, divestitures, major restructuring charges and non-budgeted discontinued operations. Operating income reflects our operating strength and efficiency. It also reflects our ability to convert our revenue into a profit for shareholders and is a common basis for enterprise valuation by investment analysts.

Free cash flow is net cash provided by operating activities less additions to property, equipment and computer software, as well as certain charges, if applicable, including federal and state regulatory actions, acquisitions, divestitures, major restructuring charges and non-budgeted discontinued operations. Free cash flow measures our ability to generate cash for future reinvestment in our business, pay down debt and efficiently manage our balance sheet assets and liabilities.

The threshold performance levels were established to challenge our executives while providing reasonable opportunities for achievement. However, no annual incentive payments are paid under the annual incentive plan if the threshold performance levels set by the compensation committee are not met. Maximum performance levels were established to encourage performance beyond the target levels while placing limits on the annual incentive awards to avoid excessive compensation. The ranges of possible payments under our annual incentive plan are set forth in the Grants of Plan-Based Awards table under the column Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.

Annual incentive awards for 2012 for the Company’s named executive officers were based on meeting the following objectives:

	Weight	Threshold	Target	Maximum
		(in millions)	(in millions)	(in millions)
Revenue	33%	$1,744.5	$1,836.3	$1,928.1
Operating income	33%	$318.9	$335.7	$352.5
Free cash flow	33%	$223.3	$235.0	$246.8

The markets, industry and customers of LPS have operated in a very volatile environment for the past four years. Consequently, for LPS it has become very difficult to predict and plan for financial results. The compensation committee believes that management should strive to achieve strong financial performance irrespective of the volatile environment. The committee believes it is important that management not be penalized, or unjustly rewarded, for market factors beyond their control. For the Company’s 2012 annual incentive plan, the committee adopted a formulaic mechanism to adjust the three 2012 performance goals, to account for significant volatility by focusing on volume changes with two reliable, objective and external measures of the mortgage refinancing and default markets. These adjustment formulas are described below.

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Target (and a proportional adjustment to threshold and maximum) would be modified if actual 2012 notices of default, as reported by RealtyTrac, decrease by more than 17.7% or by less than 7.7%. The targets would be adjusted down for every 1% decrease of more than 17.7%, or up for every 1% decrease of less than 7.7%, by adjusting target revenues by $10.0 million, operating income by $1.9 million, and free cash flow by $1.2 million. Threshold and maximum factors will be adjusted using the same spread. The determination of the size of the default market for 2012 was based upon the number of notices of default in 2012, as reported by RealtyTrac.

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Target (and proportional adjustment to threshold and maximum) would be modified if actual 2012 refinance related loan originations, as reported by the Mortgage Bankers Association (the “MBA”), decrease by more than 39% or by less than 29%. The targets would be adjusted down for every 1% decrease of more than 39% or up for every 1% decrease of less than 29%, by adjusting target revenues by $5.3 million, operating income by $1.5 million, and free cash flow by $0.9 million. Threshold and maximum factors will be adjusted using the same spread. The determination of the size of the refinancing origination market for 2012 was based upon the number of refinancing originations for 2012, as reported by the MBA.

In addition, the revenue, operating income and free cash flow performance goals for 2012 would also be subject to adjustment for federal and state regulatory actions, acquisitions, divestitures, major restructuring charges and non-budgeted discontinued operations. Our compensation committee did not retain discretion to increase the payout amounts of the incentive awards, but did retain discretion to reduce the payout amounts. The committee also limited the impact of the adjustment mechanism so that under no circumstances would a participant receive an incentive payout of more than two times their target incentive.

2012 Performance Results and Resulting Cash Incentive Awards

Based on the adjustment formula described above, no adjustment was made for the part of the formula related to 2012 notices of default, since the decrease in notices of default was 13.3% for 2012, as reported by RealtyTrac. However, the threshold, target and maximum performance goals under our annual incentive plan were adjusted upward based on the part of the formula related to 2012 refinancing originations. 2012 refinance related loan originations actually grew by 33.9%, as reported by the MBA. The adjustment is as follows:

•	Spread between (-29%) and +33.9% is +62%.

•	Target revenue adjustment = 62 X $5.3 million = upward adjustment of $328.6 million.

•	Target operating income adjustment = 62 X $1.5 million = upward adjustment of $93 million.

•	Target free cash flow adjustment = 62 X $0.9 million = upward adjustment of $55.8 million

The performance targets were also adjusted for discontinued operations. A summary of the adjustments is as follows:

	Goal Approved March 2012	Discontinued Operations	Origination Revenues Adjustment	Adjusted Goal
	(in millions)	(in millions)	(in millions)	(in millions)
Revenue	$1,836.3	$(96.5)	$328.6	$2,068.4
Operating income	$335.7	$(10.1)	$93.0	$418.5
Free cash flow	$235.0	$(6.3)	$55.8	$284.5

The adjusted performance targets are shown below, along with the actual LPS performance results for revenue, operating income, and free cash flow, and the resulting payout percentage for the bonus award.

	Weight	Threshold	Target	Maximum	2012 Result	Payout Factor
		(in millions)	(in millions)	(in millions)	(in millions)
Revenue	33.3%	$1,965.0	$2,068.4	$2,171.8	$1,997.7	21.9%
Operating income	33.3%	$397.6	$418.5	$439.5	$435.8	60.8%
Free cash flow	33.3%	$270.2	$284.5	$298.7	$332.3	66.7%

				Combined Payout Factor		149.4%

In 2012, for purposes of the annual incentive plan, LPS achieved revenue of $1,997.7 million, operating income of $435.8 million and free cash flow of $332.3 million. Based on the adjusted revenue, operating income and free cash flow performance goals, the Company met the threshold revenue goal but did not achieve the target goal, exceeded the operating income target goal but did not achieve the maximum operating income goal, and exceeded the maximum free cash flow goal. Based upon achievement of the adjusted goals, our named executive officers were eligible to receive a payout of 149.4% of target. The annual incentive amounts paid to Messrs. Harris, Schilling, Scheuble, Nackashi, and Kennedy under the annual incentive plan were approved by our compensation committee. Those amounts are reported in the Summary Compensation Table under the column Non-Equity Incentive Plan Compensation.

		2012 Incentive Range Target		Combined Payout	2012 Incentive
Name	Threshold		Max	Factor	Earned
Hugh Harris	$726,000	$1,452,000	$2,904,000	149.4%	$2,169,300
Dan Scheuble	$405,000	$810,000	$1,620,000	149.4%	$1,210,100
Tom Schilling	$237,500	$475,000	$950,000	149.4%	$709,700
Joe Nackashi	$250,000	$500,000	$1,000,000	149.4%	$747,000
Lee Kennedy	$62,500	$125,000	$250,000	149.4%	$186,800

Without taking into account the above-described adjustments to the threshold, target and maximum goals for revenue, operating income and free cash flow, respectively, the Company would have exceeded the maximum goals on all three measures of performance. As a result, our named executive officers would have received the maximum payout under each measure, and their total incentive award amounts would have been higher.

Mr. Kennedy also participated in a special 12 month incentive program tied to his role as interim CEO. That incentive is described more fully in the section Interim President and Chief Executive Officer Compensation.

Long-Term Equity Incentive Awards

We use our Lender Processing Services, Inc. Amended and Restated 2008 Omnibus Incentive Plan, or the omnibus plan, for long-term incentive awards. Our long-term incentive awards are generally made to management-level employees, including our executives, who have an ability to impact our long-term results. All long-term incentive awards made under the omnibus plan are approved by the compensation committee. Generally, the committee will consider annual long-term incentive awards in the second quarter of each year, although the committee may make grants with respect to new hires or promotions, in recognition of special achievements or for retention purposes at any time. The compensation committee regularly reviews the dilutive impact of our long-term incentive awards on our shareholders.

Awards under the omnibus plan are granted on the date they are approved by the committee, and the exercise price for stock options awarded under the omnibus plan is the closing price of our common stock on the New York Stock Exchange on the date of grant. The omnibus plan does not permit us to amend the terms of previously granted options to reduce the exercise price per share (except in the case of certain equity restructurings or other changes in our capitalization) or to cancel outstanding options and grant substitute options with a lower exercise price per share. Moreover, the omnibus plan does not permit us to purchase outstanding underwater options from participants for cash. A description of the omnibus plan can be found under the heading “Stock Incentive Plan” following the Grants of Plan-Based Awards table.

Our compensation committee has adopted several policies with respect to our long-term incentive awards. First, the committee approved a policy that our annual stock option and restricted stock awards will utilize a vesting schedule of not less than three years. Second, the committee adopted a policy that dividends on restricted shares will be accrued during the restricted period, and will be paid only if and when the restricted shares vest. Finally, our compensation committee approved the following: (1) no after-tax restricted shares or after-tax stock acquired from stock option exercises may be sold unless the executive officer has met the applicable stock ownership guidelines, and (2) a mandatory holding period of twelve months following vesting for one-half of the shares of our common stock acquired by our named executive officers through a restricted share grant.

In 2012, we granted to our executive officers a combination of nonqualified stock options and performance-based restricted stock. Our compensation committee believes stock options and performance-based restricted stock assist in our goal of creating long-term shareholder value by linking the interests of our named executive officers, who are in positions to directly influence shareholder value, with the interests of our shareholders, and should constitute a significant portion of our named executive officers’ total compensation. We also believe these awards aid in retention, because the executive must remain with us until the awards fully vest.

In 2012, the factors considered by our compensation committee in determining equity awards included:

•	the executive officer’s experience, knowledge, skills, level of responsibility and potential to influence our performance and future success;

•	the executive officer’s prior salary levels, annual incentive awards, annual incentive award targets and long-term equity incentive awards;

•	the business environment and our business objectives and strategy;

•	the need to retain and motivate our executive officers;

•	corporate governance considerations related to executive compensation; and

•	marketplace compensation levels and practices.

Our compensation committee did not assign precise weights to the different factors described above in awarding specific levels of equity awards. Instead, the committee made a subjective decision based on the totality of the factors.

For our named executive officers, the committee considered marketplace data, financial performance as a measure of individual performance and individual qualitative factors such as those described in the section above titled “Establishing Executive Compensation Levels.” The fair value of the grants awarded in May 2012 to Messrs. Harris, Schilling and Scheuble were between the 50th and 75th percentiles of grants to comparable officers in the marketplace research, and the grant awarded to Mr. Nackashi had a fair value near the 75th percentile of grants to comparable officers in the marketplace research. As stated above, the marketplace data was not used as a target but rather as a point of reference in making compensation judgments.

The stock options awarded by the committee in May 2012 have an exercise price equal to the fair market value of a share of our common stock on the date of grant, vest proportionately each year over three years based on continued service with us, and have a seven-year term. When we determine grant sizes, we attribute a target value to the options based on the fair value of the options in accordance with GAAP, which assumes that our stock price will appreciate by approximately 31% during the term of the option. Accordingly, the executive will not earn the target compensation unless our stock price appreciates by approximately 31% over the option’s expected term.

Subject to the satisfaction of the performance-based vesting criteria described in the next sentence, the performance-based restricted stock awarded in May 2012 vests proportionately each year over three years based on the executive’s continued service with us. However, in order for the performance-based restricted shares to vest, the Company must achieve an operating margin of at least 14% during the applicable performance period. The three performance periods are (i) the period beginning April 1, 2012 and ending December 31, 2012, (ii) the period beginning January 1, 2013 and ending December 31, 2013, and (iii) the period beginning January 1, 2014 and ending December 31, 2014. Operating margin is defined as the Company’s GAAP operating margin adjusted for the impact of certain items, if applicable, including the impact of any federal or state regulatory actions, non-budgeted acquisitions, major restructuring charges (as identified in the GAAP to non-GAAP reconciliation exhibit included with the Company’s quarterly earnings releases) and non-budgeted discontinued operations. The compensation committee chose operating margin as the performance measure because it believes it is a measure that is transparent to investors and ties management’s achievement of these awards to their ability to operate the Company in an efficient manner. The committee set the goal at 14% operating margin in recognition of the difficulty in predicting the size of the default and refinancing origination markets in both the short and the long-term, and because that is a level below which, if not achieved in a measurement period, the committee believes management should forfeit their award for that period. Dividends on the performance-based restricted stock will be accrued during the restricted period, and will be paid only if and when the restricted shares to which the dividends relate vest. In addition, following the vesting of the restricted stock, our executive officers must hold one-half of the after-tax shares for twelve months following vesting.

In September 2012, the compensation committee approved grants of nonqualified stock options and performance-based restricted stock as a long-term incentive award in connection with Mr. Kennedy’s role as Executive Chairman. Mr. Kennedy’s compensation as Executive Chairman was more heavily weighted toward equity and less to salary and annual incentives due to his focus on the strategic direction of the Company and building long-term value for our shareholders. The stock options have an exercise price equal to the fair market value of a share of our common stock on the date of grant, vest proportionately each year over three years based on continued service with us, and have a seven-year term. The performance-based restricted stock vests proportionately each year over three years, provided that the Company must also achieve an operating margin of at least 14% during the applicable performance period. The three performance periods are (i) the period beginning April 1, 2012 and ending December 31, 2012, (ii) the period beginning January 1, 2013 and ending December 31, 2013, and (iii) the period beginning January 1, 2014 and ending December 31, 2014

Further details concerning the stock option and restricted stock awards made to our named executive officers in 2012, including the number of options and restricted shares awarded and the exercise price of the options, are provided in the Grants of Plan-Based Awards table and the related footnotes.

Executive Compensation Recoupment (Clawback Policy)

In the event of a material restatement of our financial results, our board of directors will review the facts and circumstances that led to the restatement and will take such action as they may deem appropriate. The board will consider whether any executive officer received compensation based on the original financial statements because it appeared he or she achieved financial performance targets that, based upon the restatement, were not actually achieved. The board will also consider the accountability of any named executive officer whose acts or omissions were responsible in whole or in part for the events that led to the restatement and whether such actions or omissions constituted misconduct. The actions the board might take against a particular executive officer in such an event, depending on all facts and circumstances as determined during its review, include the pursuit of recoupment of all or part of any bonus or other compensation paid to the executive officer that was based upon achievement of financial results that were subsequently restated, disciplinary actions (up to and including termination), and/or the pursuit of other available remedies. In order to better protect the Company in such circumstances, our compensation committee included in our 2012 and 2013 annual incentive programs the ability to recoup an executive’s bonus upon a finding of fraud, a restatement of results, or in the event of certain errors or omissions.

Retention Awards

In September 2011, the compensation committee granted performance-based retention incentive awards to a small group of officers, including Messrs. Schilling and Scheuble, who were critical to our future success. In granting the awards, the committee utilized both an objective performance goal in order to promote continued strong performance, particularly during the first six months following the appointment of a new chief executive officer, and time-based vesting criteria to encourage retention of these executives during the next two years during which the Company may continue to face economic, legal and regulatory challenges.

The awards were granted to Messrs. Schilling and Scheuble under our omnibus plan. The amount of each executive’s award was determined based upon the Company’s achievement of an operating margin performance goal between October 1, 2011 and March 31, 2012, as more specifically set forth below:

			Amount of Award
	Operating Margin Goal	Percent of Base Salary	Thomas L. Schilling	Daniel T. Scheuble
Threshold	15.5%	50%	$237,500	$300,000
Target	16.5%	100%	$475,000	$600,000
Maximum	17.0%	200%	$950,000	$1,200,000

For purposes of these awards, operating margin was adjusted for the impact of certain items, including any federal or state regulatory actions, non-budgeted acquisitions, major restructuring charges and non-budgeted discontinued operations. Further, because of the uncertainty in the refinancing origination and default markets, which are the Company’s core markets, the committee determined that the threshold, target and maximum operating margin goals should decrease by 0.5% for every 1.0% decline in the consolidated weighted average industry volumes for refinancing originations and foreclosure starts. The committee selected operating margin as the performance goal because they believed it was an important measure for determining management’s ability to run the Company efficiently in spite of the current challenges.

For the period between October 1, 2011 and March 31, 2012, the Company achieved an operating margin of 19.8%. In May 2012, the compensation committee determined that the Company exceeded the maximum operating margin performance goal and approved the payment of $950,000 to Mr. Schilling and $1,200,000 to Mr. Scheuble, subject to the additional vesting requirements described below. In order to encourage retention, the award vests over two years based upon continued employment with LPS, with 1/3 vesting on September 30, 2012 and the remainder vesting on September 30, 2013.

In September 2011, the compensation committee also approved a retention incentive for Mr. Nackashi. The retention incentive has an aggregate value of $1,500,000 and will be paid in cash. The first $500,000 of the incentive will be earned and payable to Mr. Nackashi if he remains employed with the Company as of September 30, 2013, and the remaining $1,000,000 of the incentive will be earned and payable to Mr. Nackashi if he remains employed with the Company as of September 30, 2014.

In September 2011, the compensation committee also approved a cash retention incentive of $375,000 for Mr. Harris. Mr. Harris’ retention incentive did not include any performance criteria, and was payable if Mr. Harris continued to be employed as our President and Chief Executive Officer on March 1, 2012. Mr. Harris was paid the value of this retention incentive in March 2012.

Interim President and Chief Executive Officer Compensation

On July 6, 2011, Mr. Kennedy was appointed by our board to serve as our President and Chief Executive Officer, in addition to his role as our Executive Chairman, on an interim basis until a permanent chief executive could be identified and appointed. In July 2011, the compensation committee approved a new compensation package for Mr. Kennedy for the period from July 6, 2011 until June 30, 2012. The compensation committee believed that period provided sufficient time for the board to identify and appoint a qualified permanent chief executive and for Mr. Kennedy and the new chief executive to effect a smooth transition of the duties associated with the role. The terms of Mr. Kennedy’s compensation package, as well as the Company’s obligations to Mr. Kennedy in the events he ceased to serve as CEO or his employment with LPS was terminated between July 6, 2011 and June 30, 2012, were documented in an addendum to Mr. Kennedy’s employment agreement and are described in further detail below:

•	Base Salary: The compensation committee set Mr. Kennedy’s base salary at $880,000 for the term of the addendum.

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Long-term Incentive Award: The compensation committee approved an award of 161,000 performance-based restricted shares for Mr. Kennedy. The performance-based restricted shares vest proportionately each year over three years based on Mr. Kennedy’s continued employment with us. However, in order for any of the performance-based restricted shares to vest, the Company must achieve $150 million in market share gain during the period beginning June 1, 2011 and ending December 31, 2013; provided that the performance criteria will be waived with respect to 1/3 of the shares upon the achievement of $50 million in market share gain during (i) the period beginning June 1, 2011 and ending May 30, 2012, (ii) the period beginning January 1, 2012 and ending December 31, 2012, and/or (iii) the period beginning January 1, 2013 and ending December 31, 2013.

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Cash Incentive: The compensation committee also granted a performance-based cash incentive award to Mr. Kennedy under the omnibus plan. Mr. Kennedy’s target cash incentive under the award is 165% of his base salary, subject to the Company’s achievement of an operating margin of 16.5% between July 1, 2011 and June 30, 2012 as well as Mr. Kennedy’s achievement of certain strategic goals set by the compensation committee. Those strategic goals included maintaining credibility with investors and the marketplace; establishing retention plans for key members of management; improving the reliability of the financial forecasting process; facilitating the resolution of our regulatory issues; enhancing our customer relationships; and completing a successful search for a permanent chief executive officer.

For purposes of the award, operating margin will be adjusted for the impact of certain items, including any federal or state regulatory actions, non-budgeted acquisitions, major restructuring charges and non-budgeted discontinued operations. Further, because of the uncertainty in the refinancing origination and default markets, which are the Company’s core markets, the committee determined that the threshold, target and maximum operating margin goals should be decreased by 0.5% for every 1.0% decline in the consolidated weighted average industry volumes for refinancing originations and foreclosure starts.

The committee selected operating margin as the performance goal because they believe it is an important measure for determining management’s ability to run the company efficiently in spite of the industry, legal and regulatory challenges it faces.

For the period between July 1, 2011 and June 30, 2012, the Company achieved an operating margin of 20.1%, which exceeded the operating margin performance goal. In July 2012, the committee determined that the operating margin performance goal had been met and also determined that Mr. Kennedy achieved the strategic performance goals established by the committee. The committee approved a $1,452,000 payment to Mr. Kennedy, which represented the target amount of 165% of Mr. Kennedy’s base salary of $880,000.

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LPS’ obligations upon hiring a permanent chief executive officer: The addendum to Mr. Kennedy’s employment agreement provides that upon the board of directors appointing a permanent chief executive officer, Mr. Kennedy would cease to serve in that capacity and would continue to serve solely as Executive Chairman. Accordingly, upon Mr. Harris’ appointment, Mr. Kennedy ceased to serve as President and Chief Executive Officer. However, the addendum requires that Mr. Kennedy continue to receive a base salary of $880,000 through June 30, 2012 and receive the cash incentive described above, without proration and subject to the compensation committee’s determination of his achievement of the required performance goals.

Retirement and Employee Benefit Plans

We provide retirement and other benefits to our employees under a number of compensation and benefit plans. Our named executive officers generally participate in the same compensation and benefit plans as our other executives and employees. All employees in the United States, including our named executive officers, are eligible to participate in our 401(k) plan and our employee stock purchase plan. In addition, our named executive officers generally participate in the same health and welfare plans as our other employees.

401(k) Plan

We sponsor a defined contribution savings plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code. The plan contains a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code, as well as an employee stock ownership plan feature. Participating employees may contribute up to 40% of their eligible compensation, but not more than statutory limits (generally $17,000 in 2012). We contribute an amount equal to 50% of each participant’s voluntary contributions under the plan, up to a maximum of 6% of eligible compensation for each participant.

A participant may receive the value of his or her vested account balance upon termination of employment. A participant is always 100% vested in his or her voluntary contributions. Vesting in matching contributions occurs on a pro rata basis over an employee’s first three years of employment with the Company.

Deferred Compensation Plans

We also provide our named executive officers, as well as other key employees, with the opportunity to defer receipt of their compensation under a non-qualified deferred compensation plan. None of our named executive officers deferred compensation under the plan in 2012.

Employee Stock Purchase Plan

We sponsor an employee stock purchase plan, or ESPP, which provides a program through which our executives and employees can purchase shares of our common stock through payroll deductions and through matching employer contributions. Participants may elect to contribute between 3% and 15% of their salary into the ESPP through payroll deduction. At the end of each calendar quarter, we make a matching contribution to the account of each participant who has been continuously employed by us or a participating subsidiary for the last four calendar quarters. For most employees, matching contributions are equal to 1/3 of the amount contributed during the quarter that is one year earlier than the quarter in which the matching contribution is made. For certain officers, including our named executive officers, and for employees who have completed at least ten consecutive years of employment with us, the matching contribution is 1/2 of such amount. The matching contributions, together with the employee deferrals, are used to purchase shares of our common stock on the open market.

Health and Welfare Benefits

We sponsor various broad-based health and welfare benefit plans for our employees. Certain executives, including the named executive officers, are provided with additional life insurance. The taxable portion of the premiums on this additional life insurance is reflected in the Summary Compensation Table under the All Other Compensation column and the related footnote.

We provide few perquisites to our executives. In general, the perquisites provided are intended to help our executives be more productive and efficient and to protect us and the executive from certain business risks and potential threats. In 2012, the perquisites enjoyed by our executive officers were personal use of our corporate airplane and a financial and tax planning benefit of up to $15,000. In utilizing the financial and tax planning benefit, which was approved by our compensation committee in order to assist our executives with the difficulties of devoting sufficient time to fulfill their job responsibilities while successfully dealing with their personal financial issues, an executive may use a provider with which the Company has negotiated rates, or a provider of their own choosing. The compensation committee regularly reviews the perquisites provided to our executive officers. Further detail regarding executive perquisites in 2012 can be found in the Summary Compensation Table under the column All Other Compensation and the related footnote.

Post-Termination Compensation and Benefits

We have entered into employment agreements with each of our named executive officers. These agreements provide us and the executives with certain rights and obligations following a termination of employment, and in some instances, following a change in control. We believe these agreements are necessary to protect our legitimate business interests, as well as to protect the executives in the event of certain termination scenarios. A description of the material terms of Messrs. Kennedy’s, Harris’, Schilling’s, Scheuble’s and Nackashi’s employment agreements can be found in the narrative following the Grants of Plan-Based Awards table and in the Potential Payments Upon Termination or Change in Control section.

In May 2009, our compensation committee adopted a policy stating that we will not enter into future new employment agreements, or materially amended employment agreements, with our named executive officers that include any excise tax gross-up provisions with respect to payments contingent upon a change in control. Since that time, none of the employment agreements we have entered into with our executives have included tax gross-up provisions, and all employment agreements entered into with our executives prior to that date have been amended to eliminate those provisions.

Establishing Executive Compensation Levels

We operate in a highly competitive industry, and compete with our peers, customers and competitors to attract and retain highly skilled executives within that industry. Our compensation committee believes that retention of these individuals is particularly important in order to lead the Company through the challenges it faces as a result of the difficult conditions in the Company’s core markets and the legal and regulatory scrutiny it is experiencing. In order to attract talented executives with the experience, leadership abilities and skills necessary for building long-term shareholder value in this challenging environment, motivate our executives to continue to perform at a high level, reward outstanding achievement and retain our key executives over the long-term, our compensation committee sets total compensation at levels it determines to be competitive in our market.

To assist the compensation committee in determining 2012 compensation levels, Strategic Compensation Group, LLC gathered for the committee’s consideration marketplace compensation data on total compensation, which consisted of annual salary, annual incentives, long-term incentives, other benefits, total compensation and pay mix. Strategic Compensation Group used three different marketplace data sources: (1) a marketplace survey published by Towers Watson (which we refer to as the Towers Survey), (2) a general industry survey provided by Kenexa (which we refer to as the General Industry Survey), and (3) a study group of 19 publicly-traded companies (which we refer to as the Study Group). In addition to the compensation surveys, Strategic Compensation Group gathers compensation practices data from independent sources such ISS and Glass Lewis. That data is helpful to the compensation committee when reviewing the executive compensation practices used by LPS.

The Towers Survey contains compensation data relating to base salary, annual incentive and equity compensation (as well as a total of these three components) on a position-by-position basis for approximately 300 companies. The compensation committee reviewed the Towers Survey information for the positions that the Company’s named executive officers hold, and applied a formula contained in the survey that allows for the adjustment of the survey’s compensation amounts to take into account differences in revenues between the survey companies and the Company. The committee also reviewed the General Industry Survey, which consisted of approximately 130 publicly traded general industry companies within a revenue range of $1.7 billion to $2.7 billion, for compensation levels with respect to base salary, annual incentives, equity compensation, pension, deferred compensation, and the total of the foregoing, as well as pay mix, on a position-by-position basis. With respect to their review of Mr. Kennedy’s compensation as Executive Chairman, the review of the General Industry Survey information was limited to those companies with a similar position. Strategic Compensation Group provided information to the compensation committee on the 50th and 75th percentile levels of total compensation (consisting of salary, target annual incentive, retirement benefits, and equity grants) for the roles of chief executive officer, chief financial officer and chief operating officer.

The Study Group included:

•	Adobe Systems Incorporated

•	Alliance Data Systems Corp.

•	Autodesk, Inc.

•	BMC Software, Inc.

•	Broadridge Financial Solutions, Inc.

•	CACI International, Inc.

•	Citrix Systems, Inc.

•	Convergys Corporation

•	CoreLogic, Inc.

•	DST Systems, Inc.

•	Equifax Inc.

•	Fiserv, Inc.

•	Global Payments Inc.

•	Heartland Payment Systems, Inc.

•	Intuit Inc.

•	ManTech International Corporation

•	Paychex, Inc.

•	Total System Services, Inc.

•	Unisys Corporation

When defining the peer group, we attempt to apply the standards used by ISS for identifying peer groups for public companies. The LPS peer group was selected at the beginning of 2012 based on a revenue range of  1/2 to 2 times the projected 2012 revenue for LPS (which at that time was estimated to be $2.2 billion for 2012), industry focus (generally the software & services industry based on Global Industry Classification Standard (GICS) Code), nature and complexity of operations, and because we believe they compete with us for business and/or executive talent. The Study Group had a revenue range of $1.2 billion to $4.2 billion, and median revenue of $2.2 billion, which compares to our estimated 2012 revenue of $2.2 billion. The Study Group was approved by the compensation committee in the first quarter of 2012. The compensation committee reviews the Study Group each year and makes any changes it deems appropriate.

The compensation committee reviewed the compensation data for this Study Group when considering the compensation levels and pay mix of the Company’s named executive officers other than Mr. Kennedy in his role as Executive Chairman. The Study Group was not reviewed in connection with the separate executive chairman role because these companies did not generate enough data with respect to the position. Strategic Compensation Group provided information to the committee on the 50th, 75th and 90th percentile levels of total compensation (consisting of salary, target annual incentive, equity grant, pension and deferred compensation) in this group of 19 companies for the positions of chief executive officer, chief financial officer, chief operating officer and chief information officer.

In setting the overall compensation of our executive officers, including base salaries and annual and long-term incentive amounts as well as special one-time awards aimed at specific purposes such as retention of our key executives, the compensation committee considers a number of factors it deems important. Although the committee considers the marketplace data described above in order to assess each component and the overall compensation paid to each executive relative to the market, its ultimate compensation decisions are subjective judgments made after considering a variety of factors. These factors include quantitative factors (such as financial performance), and qualitative factors (such as the executive’s individual performance, experience, knowledge, skills, level of responsibility, reputation in our industry and expected impact on the Company’s future success). The compensation committee also considers corporate governance principles, and tax and other rules and regulations in making executive compensation decisions. The compensation committee’s decisions are not formulaic and the members of the committee do not assign precise weights to the different factors considered in reaching their individual and collective business judgments to approve compensation.

Generally, prior year financial performance, particularly as measured in comparison to the performance of the overall mortgage refinancing, origination and foreclosure markets, is a factor in the judgments of the compensation committee members. The committee also places significant emphasis on considerations relating to expectations for Company and industry performance in the current year. In the cases of Messrs. Harris, Schilling, Scheuble and Nackashi, those factors were considered in setting base salary and annual and long-term incentive amounts for 2012. For Mr. Nackashi, the committee also considered the value of his contributions to the Company’s information technology platforms, especially the MSP and Desktop platforms, his valuable relationships with our customers and the potential that he may be approached with alternative employment opportunities by our competitors or our customers due to the value of his skill set, particularly in light of their potential technology needs to keep up with the changing regulatory landscape for the mortgage industry. Mr. Harris’s and Mr. Schilling’s total target compensation level in 2012 was near the 75th percentile of the marketplace research, while Mr. Scheuble’s and Mr. Nackashi’s total target compensation levels in 2012 were above the 75th percentile of the marketplace research.

When setting Mr. Kennedy’s target compensation as Executive Chairman in early 2012, the committee considered the best way to maintain his focus on long-term planning and strategic decision-making in order to benefit the Company’s long-term goals and stock price. Mr. Kennedy’s total target compensation level as Executive Chairman was between the 50th and 75th percentile of the marketplace research.

The compensation committee takes into consideration the views of our shareholders in making compensation decisions for our named executive officers and in determining our compensation policies and practices, including the results of our shareholder advisory vote on executive compensation. In 2012, many of the decisions relating to our executives’ compensation for that year, including those for annual base salary, annual cash incentive opportunity and long-term incentive awards, were made prior to our annual shareholders meeting and therefore without the benefit of the results of our shareholders’ vote. However, the committee took into account the strong approval of our compensation policies and practices by more than 58.4% of the votes cast at our 2012 shareholders meeting and determined to not make any significant changes to those policies or practices and to continue to emphasize pay-for-performance as it made additional compensation decisions throughout the year.

Role of Compensation Committee and Executive Officers in Determining Executive Compensation

Our compensation committee is responsible for approving and monitoring the compensation of our named executive officers. Our President and Chief Executive Officer plays an important role in determining executive compensation levels by making recommendations to our compensation committee regarding salary adjustments and incentive awards for the other executives. These recommendations are based on a review of an executive’s performance and job responsibilities and potential future performance. Our President and Chief Executive Officer sometimes consults with our Chairman when making these recommendations. Our compensation committee may exercise its discretion in modifying any recommended salary adjustments or incentive awards for our executives. Our President and Chief Executive Officer and our Chairman do not make recommendations to the compensation committee with respect to their own compensation.

Role of Compensation Consultants

To further the objectives of our compensation program, the compensation committee engaged Strategic Compensation Group, LLC, an independent compensation consultant, to conduct annual reviews of our compensation programs for many of our key executives, including our named executive officers, and to advise the committee on any executive compensation matters that may arise throughout the course of the year. Strategic Compensation Group was selected by our compensation committee, reports directly to the committee, receives compensation only for services provided to the committee and does not provide other services to us. Strategic Compensation Group provided the compensation committee with relevant market data and alternatives to consider when making compensation decisions for our key executives, including the named executive officers.

Strategic Compensation Group conducted an annual review of our executive compensation program during the first quarter of 2012, and made recommendations to the compensation committee with respect to our executives’ base salaries and annual cash incentive program in March 2012, and with respect to long-term equity incentives in May 2012. At the request of the compensation committee, in conducting its review, Strategic Compensation Group gathered marketplace data on compensation, including base salary, annual incentives, long-term incentives, other benefits, total compensation and pay mix for each executive officer’s position. The compensation committee did not limit its consultant’s discretion in selecting the surveys and peer group companies contained in this marketplace data.

Following its review of marketplace data, Strategic Compensation Group made recommendations for 2012 compensation amounts for our named executive officers, including alternatives for the committee to consider. As part of this process in 2012, the consultant was instructed to first provide its recommendations to David K. Hunt, the chairman of the compensation committee, and to Mr. Harris (other than with respect to Mr. Harris’ own compensation). Mr. Harris had telephonic meetings with representatives of Strategic Compensation Group regarding the compensation of the other executive officers (including Messrs. Schilling, Scheuble and Nackashi). Mr. Harris did not discuss his own compensation or the compensation of Mr. Kennedy with the consultant. Strategic Compensation Group discussed Mr. Kennedy’s and Mr. Harris’ compensation only with the committee. Following its discussions with the committee chairman and Mr. Harris, Strategic Compensation Group presented its evaluation and recommendations to the full committee.

At the direction of the compensation committee, members of management, including the Chief Financial Officer, the General Counsel, the Chief Human Resources Officer and the Assistant Corporate Secretary, assist Strategic Compensation Group with gathering financial information about the Company and stock ownership information for the Company’s executives for inclusion in the consultant’s reports to the committee, and coordinate with the committee’s chairman and the representatives of Strategic Compensation Group in preparing the committee’s meeting agendas. The Chief Financial Officer also assists Strategic Compensation Group with the setting of performance targets for the Company’s incentive plans.

Strategic Compensation Group also assists the compensation committee in its review of the risks to the Company of its compensation policies and practices for all employees. The compensation committee may give specific additional assignments to its consultant, or may ask for the consultant’s assistance when it is considering a special or one-time compensation arrangement. In addition, members of the compensation committee may have discussions with the consultant between meetings as specific questions arise.

Tax and Accounting Considerations

The compensation committee considers the impact of tax and accounting treatment when determining executive compensation.

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount that can be deducted in any one year for compensation paid to certain executive officers. There is, however, an exception for certain performance-based compensation. The compensation committee takes the deduction limitation under Section 162(m) into account when structuring and approving awards under our annual incentive plan and omnibus plan. Compensation paid under our annual incentive plan and awards granted under the omnibus plan are generally intended to qualify as performance-based compensation. However, in certain situations, the compensation committee may approve compensation that will not meet these requirements.

The compensation committee also considers accounting impact when structuring and approving awards. We account for stock-based payments, including stock option grants, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

David K. Hunt, Chairman

Alvin R. (Pete) Carpenter

Philip G. Heasley

James K. Hunt

Executive Compensation

The following table sets forth information concerning the 2012, 2011 and 2010 cash and non-cash compensation awarded to or earned by our named executive officers. The information in this table includes compensation earned by the individuals for services to LPS. The amounts of compensation shown below do not necessarily reflect the compensation such person will receive in the future, which could be higher or lower.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation Earnings ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(6)	Total ($)
Lee A. Kennedy	2012	565,000	—	1,533,332	778,544	1,638,800	—	65,394	4,581,070
Executive Chairman of the Board	2011 2010	565,000 250,000	— —	5,456,370 1,140,578	737,100 1,173,960	— 188,693	— —	94,555 28,347	6,853,025 2,781,578

Hugh R. Harris	2012	880,000	375,000	3,796,313	1,876,222	2,169,300	—	67,161	9,163,996
President and Chief Executive Officer	2011	212,667	—	2,749,456	2,988,849	—	—	99	5,951,071

Thomas L. Schilling	2012	475,000	—	1,265,446	625,410	1,026,367	—	62,447	3,454,670
Executive Vice President and Chief Financial Officer	2011 2010	475,000 79,167	270,000 —	1,304,560 1,122,000	638,280 648,341	356,250 358,517	— —	19,635 23	3,063,725 2,208,048

Daniel T. Scheuble	2012	600,000	—	2,151,248	1,063,191	1,610,100	—	100,824	5,525,363
Executive Vice President and Chief Operating Officer	2011 2010	600,000 545,000	— —	2,282,980 2,013,158	1,109,700 1,173,960	607,500 514,189	— —	64,619 59,985	4,664,799 4,306,192

Joseph M. Nackashi	2012	500,000	—	1,265,446	625,410	747,000	—	60,075	3,197,931
Executive Vice President and Chief Information Officer	2011	429,167	—	1,304,560	638,280	375,000	—	63,828	2,810,835

(1)	Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into our 401(k) plan, ESPP or non-qualified deferred compensation plan.
(2)	With respect to Mr. Schilling, reflects a one-time discretionary bonus paid in 2012 in recognition Mr. Schilling’s leadership during 2011 in allaying the concerns of the Company’s institutional investors during the chief executive officer transitions, refinancing the Company’s debt and implementing a number of expense reduction initiatives, as well as conducting thorough financial operational reviews of the Company’s business lines as part of a business review process conducted by Mr. Harris upon joining the Company. With respect to Mr. Harris, reflects a one-time discretionary bonus paid in 2012 as a retention incentive.
(3)	Represents the aggregate grant date fair value of restricted stock awards granted in fiscal years 2012, 2011 and 2010 computed in accordance with FASB ASC Topic 718. Grant date fair value is equal to the market value of our shares of common stock on the date of grant.
(4)	Represents the aggregate grant date fair value of stock option awards granted in fiscal years 2012, 2011 and 2010. Assumptions used in the calculation of these amounts are included in note 15 to our consolidated financial statements for the year ended December 31, 2012 included in our Annual Report on Form 10-K filed with the SEC on February 25, 2013.
(5)

Represents amounts paid pursuant to our annual incentive plan which were earned in 2012 and paid in 2013, earned in 2011 and paid in 2012, and earned in 2010 and paid in 2011. With respect to Mr. Kennedy, the 2012 amount represents $186,800 paid as an annual incentive payment and $1,452,000 paid as a cash incentive award. With respect to Mr. Schilling, the 2012 amount represents $709,700 paid as an annual incentive payment and $316,667 paid as a retention award. With respect to Mr. Scheuble, the 2012 amount represents $1,210,100 paid as an annual incentive payment and $400,000 paid as a retention award.
(6)	Amounts shown for 2012 include matching contributions to our 401(k) plan and employee stock purchase plan; dividends paid on restricted stock; life insurance premiums paid by LPS; personal use of a company airplane (which is calculated based upon the per seat hourly cost of operating the airplane and the number of hours of personal usage by the executive); and a financial and tax planning benefit (including a gross up for taxes). In addition, includes the payout of accrued vacation time to Mr. Kennedy in connection with his change in position from Executive Chairman to Chairman of the Company.

	Kennedy	Harris	Schilling	Scheuble	Nackashi
401(k) Matching Contributions	$—	$7,500	$7,500	$7,500	$7,500
ESPP Matching Contributions	—	—	12,865	43,969	29,938
Restricted Stock Dividends	38,350	25,494	20,171	42,950	22,507
Life Insurance Premiums	594	571	129	199	130
Personal Airplane Use	—	18,596	15,873	3,147	—
Financial and Tax Planning Benefit	12,027	15,000	5,909	3,059	—
Accrued Vacation Payment	14,423	—	—	—	—

Grants of Plan-Based Awards

The following table sets forth information concerning long-term incentive awards granted to the named executive officers by LPS during the fiscal year ended December 31, 2012, and non-equity incentive plan awards granted to the named executive officers by LPS during the fiscal year ended December 31, 2012.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (Shares)	Target (Shares)	Maximum (Shares)
Lee A. Kennedy	9/14/2012	—	—	—	—	52,910	—	—	—	1,533,332	(4)
	9/14/2012	—	—	—	—	—	—	84,064	28.98	778,544	(5)
	N/A	125,000	250,000	500,000	—	—	—	—	—	—
Hugh R. Harris	5/15/2012	—	—	—	—	160,385	—	—	—	3,796,313	(4)
	5/15/2012	—	—	—	—	—	—	254,822	23.67	1,876,222	(5)
	N/A	0	0	0	—	—	—	—	—	—
Thomas L. Schilling	5/15/2012	—	—	—	—	53,462	—	—	—	1,265,446	(4)
	5/15/2012	—	—	—	—	—	—	84,941	23.67	625,410	(5)
	N/A	237,500	475,000	950,000	—	—	—	—	—	—
Daniel T. Scheuble	5/15/2012	—	—	—	—	90,885	—	—	—	2,151,248	(4)
	5/15/2012	—	—	—	—	—	—	144,399	23.67	1,063,191	(5)
	N/A	405,000	810,000	1,620,000	—	—	—	—	—	—
Joseph M. Nackashi	5/15/2012	—	—	—	—	53,462	—	—	—	1,265,446	(4)
	5/15/2012	—	—	—	—	—	—	84,941	23.67	625,410	(5)
	N/A	250,000	500,000	1,000,000	—	—	—	—	—	—

(1)	Except as otherwise described in this footnote, amounts reflect potential payments to be made under our annual incentive plan for which the performance period is fiscal 2012. The amounts shown in the Threshold column reflect the amount payable if the threshold level of performance is achieved, which is 50% of the target amount shown in the Target column. The amount shown in the Maximum column is 200% of such target amount.

(2)	Amounts reflect the number of shares of performance-based restricted stock granted to our named executive officers during 2012. The restricted shares granted to Mr. Kennedy on September 14, 2012 and to Messrs. Harris, Schilling, Scheuble and Nackashi on May 15, 2012 vest ratably over three years on the anniversary of the date of grant, subject to the achievement of certain performance-based vesting criteria. For a description of the performance-based vesting criteria associated with each of these awards, see “Stock Incentive Plan” below.
(3)	Amounts reflect the number of stock options granted under the omnibus plan to Mr. Kennedy on September 14, 2012 and to Messrs. Harris, Schilling, Scheuble and Nackashi on May 15, 2012. The options vest ratably over three years on the anniversary of the date of grant.
(4)	The grant date fair values of the shares of restricted stock granted in 2012 were determined based upon the closing price of our common stock on the date of grant, as follows:

Grant Date	Grant Date Fair Value Per Share
5/15/2012	$23.67
9/14/2012	$28.98

(5)	The grant date fair values of the options granted in 2012 were determined based upon the following:

Grant Date	Grant Date Fair Value Per Option
5/15/2012	$7.36
9/14/2012	$9.26

Employment Agreements

We have entered into employment agreements with each of our named executive officers. The general terms of each named executive officer’s employment agreement are described below.

Each of our continuing officers’ (which includes Messrs. Harris, Schilling, Scheuble and Nackashi) agreements provides for an initial term and contains a provision for automatic annual extensions following the initial term unless either party provides timely notice that the term should not be extended. Each continuing officer’s employment agreement provides that he is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and that he and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. The agreements further provide that the continuing officer is eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee. The continuing officers’ employment agreements do not provide for a tax gross-up in the event that the total payments and benefits made under the agreements or under other plans or arrangements between the Company and him were subject to the federal excise tax on parachute payments.

Hugh R. Harris

Mr. Harris’ employment agreement provides that he will serve as the Company’s President and Chief Executive Officer, and will receive a minimum annual base salary of $880,000. The agreement further provides that Mr. Harris’ annual cash incentive target under our annual incentive plan will be 165% of his base salary, with higher or lower amounts payable depending on performance relative to targeted results. Mr. Harris’ agreement also required us to pay him a retention incentive of $375,000 if he continued to be employed as our President and Chief Executive Officer on March 1, 2012, which amount has been paid to Mr. Harris. We entered into Mr. Harris’ employment agreement in October 2011 and the initial term ends on December 31, 2014.

Thomas L. Schilling

Mr. Schilling’s employment agreement provides that he will serve as the Company’s Executive Vice President and Chief Financial Officer, and will receive a minimum annual base salary of $475,000. Under his employment agreement, Mr. Schilling’s annual cash incentive target under our annual incentive plan will be

100% of his base salary, with higher or lower amounts payable depending on performance relative to targeted results. We entered into Mr. Schilling’s employment agreement in October 2010 and the initial term ends on December 31, 2013.

Daniel T. Scheuble

Mr. Scheuble’s employment agreement provides that he will serve as Executive Vice President and Chief Operating Officer of the Company, and that Mr. Scheuble will receive a minimum annual base salary of $490,000. Under his employment agreement, Mr. Scheuble’s annual incentive bonus target under our annual incentive plan will be 125% of his base salary (which target percentage was subsequently increased by the compensation committee to 135% of his base salary), with higher or lower amounts payable depending on performance relative to targeted results. We entered into Mr. Scheuble’s employment agreement in December 2009 and the initial term will end on December 31, 2013.

Joseph M. Nackashi

We entered into an employment agreement with Mr. Nackashi in December 2009, and subsequently amended certain terms of that agreement in October 2011. Mr. Nackashi’s employment agreement, as amended, provides that he will serve as Executive Vice President and Chief Information Officer of the Company, and Mr. Nackashi will receive a minimum annual base salary of $500,000. Under his employment agreement, Mr. Nackashi’s annual cash incentive target under our annual incentive plan will be 100% of his base salary, with higher or lower amounts payable depending on performance relative to targeted results. In addition, the amendment to Mr. Nackashi’s employment agreement provides that he will receive a cash retention incentive in an aggregate amount of $1,500,000, of which $500,000 shall be earned if the Mr. Nackashi continues to be employed by us on September 30, 2013, with the remaining $1,000,000 earned if Mr. Nackashi continues to be employed by the Company on September 30, 2014. The initial term of Mr. Nackashi’s employment agreement will end on December 31, 2013.

Each named executive officer’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Stock Incentive Plan

We used the Lender Processing Services, Inc. Amended and Restated 2008 Omnibus Incentive Plan, or omnibus plan, for long-term incentive compensation of our executive officers in 2011. The omnibus plan is administered by our compensation committee and permits the granting of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other cash or stock-based awards. Eligible participants include all employees, directors and consultants of the Company and our subsidiaries, as determined by the committee. The committee has the full power to select employees, directors and consultants who will participate in the plan; determine the size and types of awards; determine the terms and conditions of awards; construe and interpret the omnibus plan and any award agreement or other instrument entered into under the omnibus plan; establish, amend and waive rules and regulations for the administration of the omnibus plan; and, subject to certain limitations, amend the terms and conditions of outstanding awards. The omnibus plan was most recently approved by our shareholders on May 19, 2011.

Each award granted under the omnibus plan is subject to an award agreement, which sets forth the participant’s rights with respect to the award. The stock options awarded in May 2012 have an exercise price equal to the fair market value of a share of our common stock on the date of grant, vest proportionately each year over three years based on continued service with us, and have a seven-year term. The performance-based restricted shares granted to our named executives during 2012 vest pursuant to the following conditions:

•

May 15, 2012 Performance-Based Restricted Share Awards: The restricted shares awarded to Messrs. Harris, Schilling, Scheuble and Nackashi on this date vest proportionately each year over three years, subject to the Company’s achievement of an operating margin of at least 14% during the applicable performance period. The three performance periods are (i) the period beginning April 1, 2012 and ending December 31, 2012, (ii) the period beginning January 1, 2013 and ending December 31, 2013, and (iii) the period beginning January 1, 2014 and ending December 31, 2014.

•

September 14, 2012 Performance-Based Restricted Share Awards: The restricted shares awarded to Mr. Kennedy on this date vest proportionately each year over three years, subject to the Company’s achievement of an operating margin of at least 14% during the applicable performance period. The three performance periods are (i) the period beginning April 1, 2012 and ending December 31, 2012, (ii) the period beginning January 1, 2013 and ending December 31, 2013, and (iii) the period beginning January 1, 2014 and ending December 31, 2014.

The time-based vesting requirements for each of the performance-based restricted stock awards described above are based on the executive’s continued service with us. Dividends on the performance-based restricted stock will be accrued during the restricted period, and will be paid only if and when the restricted shares to which the dividends relate vest. In addition, following the vesting of the restricted stock, our executive officers must hold one-half of the after-tax shares for twelve months following vesting. The award agreement also sets forth the participant’s rights with respect to the award following termination of service. In addition, the omnibus plan provides that all outstanding awards will immediately vest upon the occurrence of a change in control, unless the participant’s award agreement provides otherwise. Further details are set forth under “Potential Payments Upon Termination or Change in Control.”

The following table sets forth information concerning unexercised stock options and unvested restricted stock outstanding as of December 31, 2012 for each named executive officer:

Outstanding Equity Awards at Fiscal Year-End

							Stock Awards
		Option Awards					Number of Shares or Units of Stock that have not Vested (#)(3)	Market Value of Shares or Units of Stock that have not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)(5)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights that have not Vested ($)(4)
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#)(2) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Lee A. Kennedy	8/13/2008	8,500		—	34.58	8/13/2015	—	—	—	—
	5/14/2009	145,000		—	28.37	5/14/2016	—	—	—	—
	5/10/2010	72,000		36,000	36.14	5/10/2017	10,520	259,002	—	—
	2/8/2011	—		—	—	—	28,000	689,360	—	—
	5/18/2011	30,334		60,666	28.36	5/18/2018	35,666	878,097	—	—
	7/28/2011	—		—	—	—	107,333	2,642,538	—	—
	9/14/2012	—		84,064	28.98	9/14/2019	—	—	52,910	1,302,644
Hugh R. Harris	10/5/2011	267,100		534,200	14.38	10/5/2018	127,466	3,138,213	—	—
	5/15/2012	—		254,822	23.67	5/15/2019	—	—	160,385	3,948,679
Thomas L. Schilling	10/28/2010	57,333		28,667	27.50	10/28/2017	8,667	213,382	—	—
	5/18/2011	26,267		52,533	28.36	5/18/2018	30,666	754,997	—	—
	5/15/2012	—		84,941	23.67	5/15/2019	—	—	53,462	1,316,234
Daniel T. Scheuble	3/9/2005	29,267	(6)	—	13.67	3/9/2015	—	—	—	—
	12/22/2006	85,800	(7)	—	35.18	12/22/2014	—	—	—	—
	12/20/2007	228,800	(7)	—	37.20	12/20/2014	—	—	—	—
	8/13/2008	100,000		—	34.58	8/13/2015	—	—	—	—
	5/14/2009	150,000		—	28.37	5/14/2016	—	—	—	—
	5/10/2010	72,000		36,000	36.14	5/10/2017	10,520	259,002	—	—
	5/18/2011	45,667		91,333	28.36	5/18/2018	53,666	1,321,257	—	—
	5/15/2012	—		144,399	23.67	5/15/2019	—	—	90,885	2,237,589
Joseph M. Nackashi	3/9/2005	1,756	(6)	—	13.67	3/9/2015	—	—	—	—
	12/22/2006	28,600	(7)	—	35.18	12/22/2014	—	—	—	—
	12/20/2007	45,760	(7)	—	37.20	12/20/2014	—	—	—	—
	8/13/2008	37,500		—	34.58	8/13/2015	—	—	—	—
	5/14/2009	60,000		—	28.37	5/14/2016	—	—	—	—
	5/10/2010	31,333		15,667	36.14	5/10/2017	4,633	114,064	—	—
	5/18/2011	26,267		52,533	28.36	5/18/2018	30,666	754,997	—	—
	5/15/2012	—		84,941	23.67	5/15/2019	—	—	53,462	1,316,234

(1)	Reflects the original date of grant of the award.
(2)	The unvested options listed above vest annually over three years from the date of grant.
(3)

The shares of restricted stock granted on May 14, 2009 vest ratably over three years on the anniversary of the date of grant. The shares of restricted stock granted on May 10, 2010, October 28, 2010, May 18, 2011, July 28, 2011 and October 5, 2011, vest ratably over three years on the anniversary of the date of grant, and were subject to performance-based vesting criteria which had been certified as achieved by our compensation committee as of December 31, 2012. The restricted stock granted on February 8, 2011 vests on the second anniversary of the date of grant, and was subject to the achievement of the performance-based criteria that was certified as achieved by our compensation committee as of December 31, 2012.

(4)	Market value of unvested restricted stock awards is based on a closing price of $24.62 for a share of our common stock on the New York Stock Exchange on December 31, 2012.
(5)	Amounts represent awards of performance-based restricted stock for which the performance-based vesting criteria had not been certified by our compensation committee as of December 31, 2012. The performance-based restricted stock granted on May 15, 2012 and September 14, 2012 vests ratably over three years on the anniversary of the date of grant, subject to the achievement of the performance-based criteria. For a description of the performance-based criteria associated with these awards, see “Stock Incentive Plan” above.
(6)	These options were originally granted by former FIS under a plan assumed by FIS in the Certegy merger.
(7)	These options were originally granted by Certegy or FIS under the Certegy Inc. Stock Incentive Plan prior to the spin-off.

The following table sets forth information concerning each exercise of LPS stock options, SARs and similar instruments, and each vesting of FIS and LPS stock, including restricted stock, restricted stock units and similar instruments, during the fiscal year ended December 31, 2012 for each of the named executive officers on an aggregated basis:

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Lee A. Kennedy	—	—	95,354	2,307,400
Hugh R. Harris	—	—	63,734	1,795,387
Thomas L. Schilling	—	—	32,880	820,407
Daniel T. Scheuble	—	—	79,354	1,877,800
Joseph M. Nackashi	—	—	41,633	982,651

Potential Payments Upon Termination or Change in Control

In this section, we discuss the nature and estimated value of payments and benefits we would provide to our named executive officers in the event of termination of employment or a change in control. The amounts described in this section reflect amounts that would have been payable under our plans and the named executive officers’ employment agreements if their employment had terminated on December 31, 2012. The types of termination situations include a voluntary termination by the executive, with and without good reason, a termination by us either for cause or not for cause, termination after a change in control, and termination in the event of disability or death. We also describe the estimated payments and benefits that would be provided upon a change in control without a termination of employment. The actual payments and benefits that would be provided upon a termination of employment would be based on the named executive officers’ compensation and benefit levels at the time of the termination of employment and the value of accelerated vesting of stock-based awards is dependent on the value of the underlying stock.

For each type of employment termination, the named executive officers would be entitled to benefits that are available generally to our domestic salaried employees, such as distributions under our 401(k) savings plan, certain disability benefits and accrued vacation. We have not described or provided an estimate of the value of any payments or benefits under plans or arrangements that do not discriminate in scope, terms or operation in favor of a named executive officer and that are generally available to all salaried employees.

Potential Payments under Employment Agreements

As of December 31, 2012, we had employment agreements with Messrs. Kennedy, Harris, Schilling, Scheuble and Nackashi. These agreements contained provisions for the payment of severance benefits following certain termination events. Following is a summary of the payments and benefits our named executive officers would receive in connection with various employment termination scenarios occurring on December 31, 2012.

If LPS had terminated the executive’s employment for any reason other than for cause or due to the executive’s death or disability, or if the executive had terminated his employment with LPS for good reason, then the executive would have been entitled to receive:

•	any earned but unpaid base salary, any expense reimbursement payments owed and any earned but unpaid annual incentive payments relating to the prior year, which we refer to as “accrued obligations”;

•	a prorated annual incentive based on the incentive the executive would have earned for that year;

•

a lump-sum payment equal to 300% with respect to Messrs. Kennedy, Harris, Schilling and Scheuble, and 200% with respect to Mr. Nackashi, of the sum of the executive’s (1) annual base salary and (2) the highest annual bonus paid to the executive within the three years preceding his termination or, if higher, the target bonus opportunity in the year in which the termination of employment occurs;

•	immediate vesting and/or payment of all equity awards (other than those based on satisfaction of performance criteria, which shall only vest pursuant to their express terms); and

•

continued receipt of health insurance benefits for a period of three years, reduced by comparable benefits he may receive from another employer, and a lump sum payment equal to the cost of three years of COBRA premiums based on the executive’s level of coverage prior to termination.

If any of Messrs. Kennedy’s, Harris’, Schilling’s, Scheuble’s or Nackashi’s employment had terminated due to death or disability, we would have paid him, or his estate:

•	any accrued obligations;

•

a prorated bonus based on (a) the target annual incentive opportunity in the year in which the termination occurs or the prior year if no target annual incentive opportunity has yet been determined and (b) the fraction of the year the executive was employed; and

•	the unpaid portion of the executive’s base salary for the remainder of the term of the employment agreement.

In addition, their employment agreements provided for supplemental disability insurance sufficient to provide at least 2/3 of the executive’s pre-disability base salary. For purposes of the agreements, an executive would have been deemed to have a “disability” if he was entitled to receive long-term disability benefits under our long-term disability plan.

Under the employment agreements, “cause” means:

•	persistent failure to perform duties consistent with a commercially reasonable standard of care;

•	willful neglect of duties;

•	conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty;

•	material breach of the employment agreement; or

•	impeding or failing to materially cooperate with an investigation authorized by our board.

For purposes of the employment agreements, “good reason” means:

•	a material diminution in the executive’s position or title, or the assignment of duties materially inconsistent with the executive’s position;

•	a material diminution in the executive’s annual base salary or incentive opportunity;

•	LPS’s material breach of any of our other obligations under the employment agreement; or

•	within six months immediately preceding or within two years immediately following a change in control:

(a)	a material adverse change in the executive’s status, authority or responsibility;

(b)	a change in the person to whom the executive reports that results in a material adverse change to his service relationship or the conditions under which he performs his duties;

(c)	a material adverse change in the position to whom the executive reports or a material diminution in the authority, duties or responsibilities of that position;

(d)	a material diminution in the budget over which the executive has managing authority; or

(e)	a material change in the executive’s geographic location.

In the case of Mr. Harris, any material change in his geographic location would constitute “good reason” regardless of whether it occurred in connection with a change in control.

To qualify as a “good reason” termination, the executive must provide notice of the termination within 90 days of the date he first knows the event has occurred or within 90 days of a change in control in the case of an event occurring within the six months preceding a change in control. We have 30 days to cure the event.

Under the agreements, “change in control” means:

•	an acquisition by an individual, entity or group of more than 50% of our voting power;

•

a merger or consolidation in which LPS is not the surviving entity, unless our shareholders immediately before the transaction hold more than 50% of the combined voting power of the resulting corporation after the transaction;

•

a reverse merger in which LPS is the surviving entity but in which more than 50% of the combined voting power is transferred to persons different from those holding the securities immediately before the merger;

•	during any period of two consecutive years during the employment term, a change in the majority of our board, unless the changes are approved by 2/3 of the directors then in office;

•

a sale, transfer or other disposition of our assets that have a total fair market value equal to or more than 1/3 of the total fair market value of all of our assets immediately before the sale, transfer or disposition, other than a sale, transfer or disposition to an entity (a) which immediately after the sale, transfer or disposition owns 50% of our voting stock or (b) 50% of the voting stock of which is owned by us after the sale, transfer or disposition; or

•	our shareholders approve the complete liquidation or dissolution of LPS.

The agreements provide us and our shareholders with important protections and rights, including the following:

•	severance benefits under the agreements are conditioned upon the executive’s execution of a full release of LPS and related parties, thus limiting our exposure to law suits from the executive;

•

the executive is prohibited from competing with us during employment and for one year thereafter unless (i) in the cases of Messrs. Kennedy or Schilling, the executive’s employment terminates for a reason that entitles him to severance payments, or (ii) in the cases of Messrs. Kennedy, Schilling or Scheuble, the termination is due to our decision not to extend the employment agreement term; and

•	The executive is prohibited during employment and at all times thereafter from sharing confidential information and trade secrets.

Our continuing officers’ employment agreements do not provide for tax gross-ups. Furthermore, our compensation committee has adopted a policy stating that we will not enter into new employment agreements or materially amended employment agreements with our named executive officers that include any excise tax gross-up provisions with respect to payments contingent upon a change in control.

Potential Payments under the Omnibus Plan

In addition to the post-termination rights and obligations set forth in the employment agreements of our named executive officers, our omnibus plan provides for the potential acceleration of vesting and/or payment of equity awards in connection with a change in control. Under the omnibus plan, except as otherwise provided in a participant’s award agreement, upon the occurrence of a change in control, any and all outstanding options and stock appreciation rights will become immediately exercisable, any restriction imposed on restricted stock, restricted stock units and other awards will lapse, and any and all performance shares, performance units and other awards with performance conditions will be deemed earned at the target level, or, if no target level is specified, the maximum level.

For purposes of the omnibus plan, the term “change in control” means the occurrence of any of the following events:

•

an acquisition immediately after which any person, group or entity possesses direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, or the Exchange Act) of 25% or more of either our outstanding common stock or our outstanding voting securities, excluding any acquisition directly from us, by us, or by any of our employee benefit plans and certain other acquisitions;

•

during any period of two consecutive years, the individuals who, as of the beginning of such period, constituted our board, or incumbent board, cease to constitute at least a majority of the board, provided that any individual who becomes a member of our board subsequent to the beginning of such period and whose election or nomination was approved by at least two-thirds of the members of the incumbent board will be considered as though he or she were a member of the incumbent board, and provided further that any individual whose initial assumption of office occurred as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the board will not be considered as though such individual were a member of the incumbent board;

•

the consummation of a reorganization, merger, share exchange or consolidation or sale or other disposition of all or substantially all of our assets unless (a) our shareholders immediately before the transaction continue to have beneficial ownership of more than 50% of the outstanding shares of our common stock and the combined voting power of our then outstanding voting securities resulting from the transaction in substantially the same proportions as their ownership immediately prior to the transaction of our common stock and outstanding voting securities; (b) no person (other than us, an employee benefit plan sponsored by us or the resulting corporation, or any entity controlled by us or the resulting corporation) has beneficial ownership of 25% or more of the outstanding common stock of the resulting corporation or the combined voting power of the resulting corporation’s outstanding voting securities; and (c) individuals who were members of the incumbent board continue to constitute a majority of the members of the board of directors of the resulting corporation; or

•	our shareholders approve a plan or proposal for the complete liquidation or dissolution of the Company.

Estimated Payments and Benefits upon Termination of Employment

Our estimate of the cash severance amounts that would be provided to the named executive officers assumes that their employment terminated December 31, 2012. In general, any cash severance payments would be paid in a lump sum within 30 days from the termination date. However, to the extent required by Section 409A of the

Internal Revenue Code, the payments would be deferred for six months following termination. If the payments are deferred, the amounts that would otherwise have been paid during the six month period would be paid in a lump sum after the six month period has expired.

For a termination of employment by us not for cause or a termination by the executive for good reason, the following cash payments would be made under the named executive officers’ employment agreements: Mr. Kennedy $2,250,000; Mr. Harris $6,996,000; Mr. Schilling $2,850,000; Mr. Scheuble $5,662,500; and Mr. Nackashi $2,480,000. Each of Messrs. Kennedy, Harris, Schilling, Scheuble and Nackashi would also be entitled to continuation of health insurance benefits provided by LPS for three years and a lump sum payment equal to the cost of COBRA coverage on the termination date. The estimated amount of the lump sum payment is approximately $51,000 per executive. Upon a termination of these executives’ employment due to death or disability, the following payments would have been made: Mr. Kennedy $0; Mr. Harris $1,760,000; Mr. Schilling $475,000; Mr. Scheuble $600,000; and Mr. Nackashi $500,000.

Estimated Equity Values

As disclosed in the Outstanding Equity Awards at Fiscal Year-End table, each of our named officers had outstanding unvested stock options and restricted stock awards as of December 31, 2012. Under the employment agreements of Messrs. Kennedy, Harris, Schilling, Scheuble and Nackashi, all stock options and restricted stock awards that are not subject to performance-based vesting criteria (i.e., all awards other than the restricted stock awards granted to our executives during 2012) would vest upon any termination of employment by us not for cause or a termination by the executive for good reason. In any other termination event, all unvested stock options and restricted stock awards would expire at the employment termination date. Furthermore, under the terms of the omnibus plan, all of the stock options and restricted stock awards held by the named executive officers as of December 31, 2012, except those granted on May 15, 2012 and September 14, 2012, would have vested upon a change in control.

The estimated value of the stock options held by named executive officers that would have vested upon a termination of employment on December 31, 2012 that was by us not for cause or by the executive for good reason would be as follows: Mr. Kennedy $0; Mr. Harris $5,712,289; Mr. Schilling $80,694; Mr. Scheuble $137,179; and Mr. Nackashi $80,694. The estimated value of restricted stock awards held by our continuing officers that would have vested upon a termination of employment on December 31, 2012 by us not for cause or by the executive for good reason would be as follows: Mr. Kennedy $4,468,998; Mr. Harris $3,138,213; Mr. Schilling $968,378; Mr. Scheuble $1,580,259; and Mr. Nackashi $896,061.

If a change in control had occurred on December 31, 2012, these same amounts would have vested pursuant to the terms of the omnibus plan.

The above estimates are based on a stock price of $24.62 per share, which was the closing price of our common stock on December 31, 2012. The stock option amount for Mr. Harris reflects the excess of this share price over the exercise price of his unvested stock options. The restricted stock amounts were determined by multiplying the number of shares that would vest by $24.62.

Compensation Committee Interlocks and Insider Participation

The compensation committee is composed of David K. Hunt (Chair), Alvin R. (Pete) Carpenter, Philip G. Heasley and James K. Hunt. During 2012, no member of the compensation committee was a former or current officer or employee of LPS or any of its subsidiaries. In addition, during 2012, none of our executive officers served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on our compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on our board.

Compensation Risk

In the first quarter of 2013, we engaged PricewaterhouseCoopers LLC (“PwC”) to conduct an assessment of the risk of our compensation programs. We also engaged Strategic Consulting Group to conduct an assessment of the risk of our compensation programs for our executive officers. In connection with the risk assessment, PwC and Strategic Consulting Group reviewed 2012 revenue, earnings before interest and taxes, headcount, overall compensation and variable compensation for the Company as a whole and for each of our business units. In addition, PwC interviewed business unit managers about their units’ bonus and commission plans, and presented its findings to the compensation committee. The compensation committee reviewed and evaluated this information with the assistance of its consultant, Strategic Compensation Group, and determined that our compensation programs are not reasonably likely to have a material adverse effect on our Company.

With respect to our compensation policies for our executive officers, we believe that our allocation of overall compensation among base salary and annual and long-term incentive amounts encourages our executives to deliver strong results for our shareholders without taking excessive risk. Our compensation committee sets our executives’ base salaries at levels that provide our executives with assured cash compensation that is appropriate to their job duties and level of responsibility and that, when taken together with the executives’ at-risk, performance-based awards, motivate them to perform at a high level. With respect to executives’ incentive opportunities under our annual incentive plan, we believe that our use of measurable corporate financial performance goals and multiple performance levels associated with minimum, target and maximum achievable payouts, together with the compensation committee’s discretion to reduce awards, serve to mitigate against excessive risk-taking. We also believe that our strategic balancing of stock options and restricted stock, use of multi-year vesting schedules, and use of performance-based vesting criteria for our restricted stock encourages our executives to deliver incremental value to our shareholders while mitigating risk.

Director Compensation

Our compensation committee is responsible for reviewing and setting the compensation for our directors. The committee’s process for setting director compensation is similar to its process for reviewing and approving executive compensation. Each year, Strategic Compensation Group, the committee’s independent consultant, conducts a review of our board compensation programs. In conducting its review, Strategic Compensation Group gathers marketplace data concerning board and committee retainers and meeting fees, long-term incentives, total cash compensation and total compensation using the same marketplace surveys and Study Group data it utilizes for its executive compensation review. The committee considers this data in making its director compensation decisions to assess our directors’ compensation relative to the market, although its ultimate decisions are subjective judgments. Strategic Compensation Group will then provide its recommendations on director compensation to David K. Hunt, the chairman of the compensation committee, and then to the full committee. Management does not play a role in determining director compensation.

Directors who are our salaried employees receive no additional compensation for services as a director or as a member of a committee of our board. During 2012, each of our non-employee directors received an annual retainer of $65,000, payable quarterly, plus $2,000 for each board meeting and $1,500 for each committee meeting the director attended. The chairman and each member of our audit committee received an additional annual retainer (payable in quarterly installments) of $25,000 and $15,000, respectively, for their service on our audit committee. The chairman and each member of our risk and compliance committee received an additional annual retainer (payable in quarterly installments) of $25,000 and $15,000, respectively, for their service on our risk and compliance committee. The chairman and each member of our compensation committee and our corporate governance and nominating committee received an additional annual retainer (payable in quarterly installments) of $15,000 and $10,000, respectively, for their service on those committees. Our board may designate additional committees or sub-committees from time to time, and the compensation committee may establish such retainers and/or meeting fees for those non-standing committees as it deems appropriate.

In May 2012, our directors also received stock options and performance-based restricted stock under our omnibus plan with an aggregate grant date fair value of approximately $150,000. Our lead director received additional options and performance-based restricted stock with a grant date fair value of approximately $50,000 in consideration of the additional responsibilities and demands on his time associated with the lead director position. The stock options awarded in May 2012 have an exercise price equal to the fair market value of a share of our common stock on the date of grant, vest proportionately each year over three years based on continued service as a director, and have a seven-year term. Subject to the satisfaction of the performance-based vesting criteria described in the next sentence, the performance-based restricted stock awarded in May 2012 vests proportionately each year over three years based on the director’s continued service. The performance criteria will lapse with respect to 1/3 of the shares upon the achievement of an operating margin of at least 14% during the applicable performance period. The three performance periods are (i) the period beginning April 1, 2012 and ending December 31, 2012, (ii) the period beginning January 1, 2013 and ending December 31, 2013, and (iii) the period beginning January 1, 2014 and ending December 31, 2014. Dividends on the performance-based restricted stock will be accrued during the restricted period, and will be paid only if and when the restricted shares to which the dividends relate vest.

Any new directors who join our board will receive awards of options and restricted stock with an aggregate grant date fair value of approximately $150,000. The stock options and restricted stock awarded to new directors vest proportionately each year over three years based on continued service, and the options have an exercise price equal to the fair market value of a share of our common stock on the date of grant and a seven-year term. Grants of restricted stock made to new directors are not subject to performance-based vesting criteria.

We reimburse our non-employee directors for all reasonable out-of-pocket expenses incurred in connection with attending board and committee meetings and for reasonable fees and expenses associated with attending director education programs. Our directors are also eligible to participate in our deferred compensation plan to the extent they elect to defer any board or committee fees. David K. Hunt, James K. Hunt and Susan E. Lester participated in the deferred compensation plan during 2012.

The following table sets forth information concerning the compensation of our non-employee directors for the fiscal year ending December 31, 2012.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Alvin R. (Pete) Carpenter	168,500	126,540	62,540	1,507	359,087
Philip G. Heasley	145,000	94,917	46,909	1,173	287,999
David K. Hunt	218,750	94,917	46,909	1,063	361,639
James K. Hunt	149,000	94,917	46,909	1,086	291,912
Susan E. Lester	197,000	94,917	46,909	779	339,605

(1)	Dan Carmichael and John Snow did not join our board until 2013 and therefore are not included in this table.
(2)	Represents board and committee retainers and meeting fees.
(3)	Represents the aggregate grant date fair value per share of restricted stock awards granted in 2012, computed in accordance with FASB ASC Topic 718. Grant date fair value is equal to the market value of our common stock on the date of grant. As of December 31, 2012, our directors held shares of restricted stock in the following amounts: Alvin R. (Pete) Carpenter 9,312 shares; Philip G. Heasley 7,010 shares; David K. Hunt 7,652 shares; James K. Hunt 7,010 shares; and Susan E. Lester 7,903 shares.
(4)

Represents the aggregate grant date fair value of stock option awards granted in and prior to 2012. Assumptions used in the calculation of these amounts are included in note 15 to our consolidated financial statements for the fiscal year ended December 31, 2012 included in our Annual Report on Form 10-K filed with the SEC on February 25, 2013. As of December 31, 2012, our directors held unvested options to purchase shares of our common stock in the following amounts: Alvin R. (Pete) Carpenter 16,727 options; Philip G. Heasley 12,571 options; David K. Hunt 14,871 options; James K. Hunt 12,571 options; and Susan E. Lester 15,504 options.
(5)	Represents dividends paid with respect to restricted shares.

CORPORATE GOVERNANCE AND RELATED MATTERS

Corporate Governance Policy

Our Corporate Governance Guidelines are intended to provide, along with the charters of the committees of our board, a framework for the functioning of our board and its committees and to establish a common set of expectations as to how our board should perform its functions. The Corporate Governance Guidelines address, among other things, the composition of our board, the selection of directors, the functioning of our board, the committees of our board, the evaluation and compensation of directors and the expectations for directors, including with respect to ethics and conflicts of interest. The Corporate Governance Guidelines specifically provide that a majority of the members of our board must be independent directors who our board has determined have no material relationship with us and who otherwise meet the independence criteria established by the NYSE and any other applicable independence standards. The board reviews these guidelines and other aspects of our governance at least annually. A copy of our Corporate Governance Guidelines is available for review on the Investor Relations page of our website at www.lpsvcs.com. Shareholders may also obtain a copy by writing to the Corporate Secretary at the address set forth under “Available Information” beginning on page 45.

Code of Business Conduct and Ethics

In June 2008, our board adopted a Code of Business Conduct and Ethics, or Code of Conduct, which is applicable to all our directors, officers and employees. The board reviews and makes such changes to the Code of Conduct as it deems appropriate from time to time. The purpose of the Code of Conduct is to: (i) promote honest and ethical conduct, including the ethical handling of conflicts of interest; (ii) promote full, fair, accurate, timely and understandable disclosure; (iii) promote compliance with applicable laws and governmental rules and regulations; (iv) ensure the protection of our legitimate business interests, including corporate opportunities, assets and confidential information; and (v) deter wrongdoing. Our reputation for integrity is one of our most important assets and each of our employees and directors is expected to contribute to the care and preservation of that asset. Any waiver of or amendments to the Code of Conduct with respect to the chief executive officer or any senior financial officer must be approved by the audit committee of our board of directors, and will be promptly disclosed to the extent required under applicable law, rule or regulation.

Our Code of Conduct is available for review on the Investor Relations page of our website at www.lpsvcs.com. Shareholders may also obtain a copy of the Code of Conduct by writing to the Corporate Secretary at the address set forth under “Available Information” beginning on page 45.

The Board

During 2012, our board of directors was composed of Lee A. Kennedy (Chairman), Alvin R. (Pete) Carpenter, Hugh R. Harris, Philip G. Heasley, David K. Hunt, James K. Hunt and Susan E. Lester. Dan R. Carmichael joined our board in February 2013 and John W. Snow joined our board in March 2013.

Our board met 19 times in 2012, of which four were regularly scheduled meetings and fifteen were special meetings. All directors attended at least 75% of the meetings of our board and of the committees on which they served during 2012. Our independent directors also met periodically in executive sessions without management. We do not, as a general matter, require our board members to attend our annual meeting of shareholders, although each of our directors is encouraged to attend our 2013 annual meeting. One director attended our annual meeting of shareholders in 2012.

Board Leadership Structure

Generally, we separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. Separating these positions allows our Chief Executive Officer to focus more directly upon setting the strategic direction for the Company, executing our business plan, providing day-to-day leadership and guiding the senior management team through the implementation of our strategic initiatives. It also allows our Chairman to use his unique insight to provide guidance to our Chief Executive Officer on long-term strategy, and to set the agenda for board meetings and preside over meetings of the full board. In addition to having a Chairman of the Board, our board has appointed Alvin R. (Pete) Carpenter to serve as lead director of our board. As lead director, Mr. Carpenter serves as chairman during executive sessions of the independent directors, and reviews our board meeting agendas with our Chairman prior to meetings. The separation of the lead director position allows Mr. Carpenter to facilitate the functioning of the board independently of our management and to focus on our commitment to corporate governance. Because of the many responsibilities of our board and the significant time and effort required by our Chairman, our Chief Executive Officer and our lead director to perform their respective duties, we believe that having separate persons in these roles enhances the ability of each to discharge those duties effectively and, as a result, enhances our prospects for success. Our board also believes that having separate positions provides a clear delineation of responsibilities for each position and fosters greater accountability of management.

For the foregoing reasons, our board has determined that its current leadership structure is appropriate given our specific characteristics and current circumstances and is in the best interests of the Company and its shareholders.

The Board’s Role in Risk Oversight

We face a number of risks, including economic risks such as changes in the levels of lending and real estate activity, legal and regulatory risks, and technology and information security risks. Management is responsible for the day-to-day management of risks the Company faces, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The board believes that establishing the right “tone at the top” and promoting full and open communication between management and the board of directors are essential for effective risk management and oversight. Senior management attends the quarterly board meetings and is available to address any questions or concerns raised by the board on risk management-related and other matters. Each quarter, the board of directors receives presentations from senior management on strategic matters involving our operations, including key challenges and risks and opportunities for the Company.

While the board is ultimately responsible for risk oversight at our Company, our board has delegated oversight of the Company’s risk management process to the audit committee and the risk and compliance committee. The risk and compliance committee was established as a standing committee of the board on April 26, 2012. Prior to its establishment as a standing committee, the risk and compliance committee was a subcommittee of the audit committee. The audit committee and risk and compliance committee receive quarterly presentations from senior management on enterprise-wide risk management, and both committees report to the board of directors on the fulfillment of their respective risk oversight functions on a regular basis. The risk and compliance committee is responsible for overseeing our compliance with the Consent Order we entered into with various federal banking agencies pursuant to which we have agreed to enhance our compliance, internal audit, risk management and board oversight plans with respect to our default management businesses, to have an independent third party conduct a risk assessment and review of our default management businesses and the document execution services we provided to servicers from January 1, 2008 through December 31, 2010 and to implement an appropriate plan to remediate issues identified with respect to our document execution practices. In addition, the risk and compliance committee provides oversight of our risk management and compliance efforts, including our comprehensive compliance program, as well as oversight of our management of material risks. The audit committee and the risk and compliance committee meet at least annually in a joint session, at which time the two committees review matters relating to the Company’s compliance with legal and regulatory requirements and discuss the guidelines and policies that govern the process by which the Company’s exposure to risk is managed. In addition, the compensation committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs and succession planning, and the corporate governance and nominating committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure and corporate governance.

Director Independence

Our board has determined that Dan R. Carmichael, Alvin R. (Pete) Carpenter, Philip G. Heasley, David K. Hunt, James K. Hunt and Susan E. Lester are independent under the criteria established by the NYSE and our corporate governance guidelines. Additionally, under these standards, our board determined that Lee A. Kennedy and Hugh R. Harris are not independent because Mr. Kennedy is a former employee of the Company and Mr. Harris is a current employee of the Company. Our board also determined that John W. Snow is not independent because he provided consulting services to the Company from October 2010 until his election to the board in March 2013. For a description of his consulting agreement, see Certain Relationships and Related Transactions.

Committees of the Board

Our board currently has four standing committees, namely an audit committee, a compensation committee, a corporate governance and nominating committee and a risk and compliance committee. The charter of each of the standing committees is available on the Investor Relations page of our website at www.lpsvcs.com. Shareholders also may obtain a copy of any of these charters by writing to the Corporate Secretary at the address set forth under “Available Information” beginning on page 45.

Corporate Governance and Nominating Committee

The members of the corporate governance and nominating committee are Alvin R. (Pete) Carpenter (Chair), Philip G. Heasley and Susan E. Lester. Mr. Carpenter, Mr. Heasley and Ms. Lester were each deemed independent by our board, as required by the NYSE. The corporate governance and nominating committee met seven times in 2012.

The primary functions of the corporate governance and nominating committee, as identified in its charter, are to identify and recommend to the board qualified individuals to be nominated for election as directors, to advise and assist the board with respect to corporate governance matters and to oversee the evaluation of the board and management.

To fulfill these responsibilities, the committee periodically assesses the collective requirements of our board and makes recommendations to our board regarding its size, composition and structure. In determining whether to nominate an incumbent director for reelection, the corporate governance and nominating committee evaluates each incumbent director and director candidate in light of the committee’s assessment of the talents, skills and other characteristics needed to ensure the effectiveness of the board.

When a need for a new director to fill a new board seat or vacancy arises, the committee proceeds by whatever means it deems appropriate to identify a qualified candidate or candidates, including engaging director search firms. The committee reviews the qualifications of each candidate. Final candidates are generally interviewed by one or more committee members. The committee makes a recommendation to our board based on its review, the results of interviews with the candidate and all other available information. The board makes the final decision on whether to invite the candidate to join our board, which is extended through the chair of the corporate governance and nominating committee and the chairman of our board.

The corporate governance and nominating committee has developed guidelines for the selection of qualified directors. At a minimum, a director should have high moral character, personal integrity and the ability to devote sufficient time to carry out the duties of a director, and should have demonstrated accomplishment in his or her field. In addition to these minimum qualifications, in evaluating candidates, the corporate governance and nominating committee considers the following criteria: whether the candidate is independent and able to represent the interests of the Company and its shareholders as a whole; a candidate’s personal qualities and characteristics, accomplishments and reputation in the business community; a candidate’s professional and educational background, experience and skills, including level of accomplishment in his or her field and experience overseeing complex business organizations; the candidate’s knowledge of the financial services, mortgage or other industry that would provide valuable insight to the issues the Company faces; the candidate’s ability to fulfill the responsibilities of a director and member of one or more of our standing board committees; and the candidate’s ability to understand the Company’s financial statements. Candidates are also considered in the context of the current composition of the board of directors, including the mix of talents, skills and other characteristics needed to maintain our board’s effectiveness, as well as the diversity of viewpoints, background, experience and other demographics of our board, with the goal of creating a balance of knowledge, experience and diversity on our board. The committee members consider all of these criteria, together with any other information they deem relevant in their business judgment to the decision of whether to nominate a particular candidate. The committee reviews these director selection guidelines annually to ensure that the needs of the board of directors are being met.

The corporate governance and nominating committee will consider qualified candidates for director nominated by our shareholders. The corporate governance and nominating committee applies the same criteria in evaluating candidates nominated by shareholders as in evaluating candidates recommended by other sources. To date, no director nominations have been received from shareholders. Nominations of individuals for election to our board at any meeting of shareholders at which directors are to be elected may be made by any of our shareholders entitled to vote for the election of directors at that meeting by complying with the procedures set forth in Section 2.3(a) of our Bylaws. Section 2.3(a) generally requires that shareholders submit nominations by written notice to the Corporate Secretary at 601 Riverside Avenue, Jacksonville, Florida 32204 setting forth certain prescribed information about the nominee and the nominating shareholder. Section 2.3(a) also requires that the nomination notice be submitted a prescribed time in advance of the meeting. See “Shareholder Proposals” elsewhere in this proxy statement.

Audit Committee

The members of our audit committee are James K. Hunt (Chair), Dan R. Carmichael, David K. Hunt and Susan E. Lester. The board has determined that each of the audit committee members is financially literate and independent as required by the rules of the SEC and the NYSE, and that each of the members is an audit committee financial expert, as defined by the rules of the SEC. Our audit committee met nine times in 2012.

As set forth in its charter, our audit committee is responsible for, among other things:

•	appointing, compensating and overseeing our independent registered public accounting firm;

•	overseeing the integrity of our financial statements;

•	overseeing our compliance with legal and regulatory requirements, including but not limited to compliance with Section 404 of the Sarbanes-Oxley Act and Section 510(b) of the Gramm-Leach-Bliley Act;

•	discussing the annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm;

•	establishing procedures for receiving, processing and retaining complaints (including anonymous complaints) we receive concerning accounting controls or auditing issues;

•	approving any significant non-audit relationship with, and any audit and non-audit services provided by our independent registered public accounting firm;

•	discussing earnings press releases and financial information provided to analysts and rating agencies;

•

conducting a general review with the Risk and Compliance Committee and management of the Company’s guidelines and policies that govern the process by which its risk assessment and risk management is undertaken;

•	meeting, separately and periodically, with management, internal auditors and independent auditors;

•	producing an annual report for inclusion in our proxy statement, in accordance with applicable rules and regulations; and

•	annually reviewing our Information Security Policy.

The audit committee is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Exchange Act.

Report of the Audit Committee

The audit committee of our board submits the following report on the performance of certain of its responsibilities for the year 2012:

The primary function of our audit committee is oversight of (i) the quality and integrity of our financial statements and related disclosure, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of our internal audit function and independent registered public accounting firm. Our audit committee acts under a written charter, which was adopted by the audit committee and subsequently approved by our board. We review the adequacy of our charter at least annually. Our audit committee is comprised of the four directors named below, each of whom has been determined by our board to be independent as defined by NYSE independence standards. In addition, our board has determined that each of the members of our audit committee is an audit committee financial expert as defined by SEC rules.

In performing our oversight function, the audit committee reviewed and discussed with management and KPMG LLP, the Company’s independent registered public accounting firm, the audited financial statements of LPS as of and for the year ended December 31, 2012. Management and KPMG LLP reported to us that the Company’s consolidated financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of LPS and its subsidiaries in conformity with U.S. generally accepted accounting principles. We also discussed with KPMG LLP matters covered by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board.

We have received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding their communications with the committee regarding KPMG LLP’s independence, and have discussed with them their independence. In addition, we have considered whether KPMG LLP’s provision of non-audit services to the Company is compatible with their independence.

Finally, we discussed with LPS’s internal auditors and KPMG LLP the overall scope and plans for their respective audits. We met with KPMG LLP during each regularly scheduled audit committee meeting. Our discussions with them included the results of their examinations, their evaluations of LPS’s internal controls and the overall quality of LPS’s financial reporting. Management was present for some, but not all, of these discussions.

Based on the reviews and discussions referred to above, we recommended to our board that the audited financial statements referred to above be included in LPS’s Annual Report on Form 10-K for the year ended December 31, 2012 and that KPMG LLP be appointed independent registered public accounting firm for LPS for 2013.

In carrying out our responsibilities, we look to management and the independent registered public accounting firm. Management is responsible for the preparation and fair presentation of LPS’s financial statements and for maintaining effective internal controls. Management is also responsible for assessing and maintaining the effectiveness of internal controls over the financial reporting process and adopting procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing LPS’s annual financial statements and expressing an opinion as to whether the statements are fairly stated in all material respects in conformity with U.S. generally accepted accounting principles. The independent registered public accounting firm performs its responsibilities in accordance with the standards of the Public Company Accounting Oversight Board. Our audit committee members are not professionally engaged in the practice of accounting or auditing, and are not experts under the Exchange Act in either of those fields or in auditor independence.

The foregoing report is provided by the following independent directors:

AUDIT COMMITTEE

James K. Hunt (Chair)

Dan R. Carmichael

David K. Hunt

Susan E. Lester

Compensation Committee

The members of our compensation committee are David K. Hunt (Chair), Alvin R. (Pete) Carpenter, Philip G. Heasley and James K. Hunt. Each of Messrs. David Hunt, Carpenter, Heasley and James Hunt was deemed to be independent by our board, as required by the NYSE. The compensation committee met nine times in 2012.

The primary functions of the compensation committee, as described in its charter, include overseeing the development and implementation of our compensation and benefit plans and programs, including those relating to compensation for our executive officers; overseeing compliance with regulatory requirements with respect to compensation matters; and evaluating the performance of our chief executive officer. Our compensation committee also advises management on succession planning and other significant human resources matters.

For more information regarding the responsibilities of the compensation committee, please refer to the section of this proxy statement entitled “Compensation Discussion and Analysis and Executive and Director Compensation” beginning on page 12.

Risk and Compliance Committee

The members of our risk and compliance committee are David K. Hunt (Chair) and Susan E. Lester. Mr. Hunt and Ms. Lester were each deemed to be independent by our board. In addition, John W. Snow joined the risk and compliance committee as a non-voting advisory member in March 2013. The risk and compliance committee met nine times in 2012.

The primary functions of the risk and compliance committee include providing oversight of our risk management and compliance efforts, as well as oversight of our material risks. As set forth in its charter, our risk and compliance committee is responsible for, among other things:

•	oversight of our enterprise risk management program;

•	oversight of our compliance program;

•	oversight of the enterprise risk management and compliance functions;

•	oversight of our compliance with the requirements of the Consent Order entered into with various federal banking agencies; and

•	reporting of risks and compliance matters.

For more information regarding the Risk and Compliance Committee, please refer to the section of this proxy statement entitled “The Board’s Role in Risk Oversight” beginning on page 39.

Contacting the Board

Any shareholder or other interested person who desires to contact any member of our board or the non-management members of our board as a group may do so by writing to: Board of Directors, c/o Corporate Secretary, Lender Processing Services, Inc., 601 Riverside Avenue, Jacksonville, FL 32204. Communications received are distributed by the Corporate Secretary to the appropriate member or members of our board.

Certain Relationships and Related Transactions

John W. Snow currently serves as President of JWS Associates, LLC (“JWS Associates”), and has served in this capacity since October 2006. In his capacity as President of JWS Associates, Mr. Snow provided consulting services to our board from October 2010 to March 2013. Therefore JWS Associates was a related party for these periods. The consulting agreement had an initial term of one year beginning in October 2010, was automatically renewable for successive one year terms and could be terminated by either party upon 30 days prior written notice. We paid an aggregate amount of $250,000 to JWS Associates during each annual term of the consulting agreement, which amount was prorated for 2013. The consulting agreement was mutually terminated at the time of Mr. Snow’s election to our board.

For information regarding Mr. Snow’s compensation as a member of the Board and his holdings in LPS stock and options, please refer to the section entitled “Security Ownership of Certain Beneficial Owners, Directors and Executive Officers.”

Review, Approval or Ratification of Transactions with Related Persons

Our audit committee charter requires our audit committee to review and approve or ratify all transactions involving an amount in excess of $120,000 in which we are a participant and in which any related person of ours has a direct or indirect material interest (“related party transactions”). For this purpose, related person includes any director, director nominee, executive officer, beneficial owner of 5% or more of a class of our voting securities, or certain family members of the foregoing. This policy covers all transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Act of 1933. Under the charter, prior to entering into any related party transaction, the relevant related person (or the relevant director, nominee, officer or beneficial owner, in the case of a covered family member), or the general counsel or his designee, is expected to submit the related party transaction to the audit committee for approval (unless such transaction has been approved by the full board or another duly authorized committee thereof with respect to a particular transaction or transactions). The audit committee charter calls for the committee to make these decisions based on its consideration of all relevant factors, including but not limited to (i) the related person’s relationship to the Company and interest in the transaction, (ii) the material facts relating to the transaction, including the amount and terms thereof, (iii) the benefits to the Company of the transaction, (iv) if applicable, the availability of other sources of comparable products or services, the costs payable or revenues available from using alternative sources and the speed and certainty of performance of such third parties, and (v) an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally. If the general counsel becomes aware of any related party transaction that is currently ongoing that has not previously been submitted for such review, he or his designee shall submit or cause to be submitted such transaction to the audit committee for consideration. In such event, the transaction shall be considered as described above. If a transaction is reviewed and not approved or ratified, the committee may recommend a course of action to be taken, which may include termination of the transaction. The provisions of our audit committee charter described above are in addition to and do not supersede any other applicable company policies or procedures, including our Code of Conduct.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors to file reports of their ownership, and changes in ownership, of the Company’s common stock with the SEC. Executive officers and directors are required by the SEC’s regulations to furnish the Company with copies of all forms they file pursuant to Section 16 and the Company is required to report in this proxy statement any failure of its directors and executive officers to file by the relevant due date any of these reports during fiscal year 2012. Based solely upon a review of these reports, we believe that during 2012, all of our directors and officers complied with the requirements of Section 16(a).

SHAREHOLDER PROPOSALS

Any proposal that a shareholder wishes to be considered for inclusion in the proxy and proxy statement relating to the Annual Meeting of Shareholders to be held in 2014 must be received by the Company no later than December 10, 2013. Any other proposal that a shareholder wishes to bring before the 2014 Annual Meeting of Shareholders without inclusion of such proposal in the Company’s proxy materials must be received by the Company no earlier than January 23, 2014, and no later than February 22, 2014. All proposals must comply with the applicable requirements or conditions established by the SEC and the Company’s bylaws, which require, among other things, certain information to be provided in connection with the submission of shareholder proposals. All proposals must be directed to the Corporate Secretary of the Company at 601 Riverside Avenue, Jacksonville, Florida 32204. The persons designated by us as proxies in connection with the 2014 Annual Meeting of Shareholders will have discretionary voting authority with respect to any shareholder proposal for which the Company does not receive timely notice.

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, the enclosed proxy card confers discretionary authority on the persons named in the enclosed proxy card to vote as they deem appropriate on such matters. It is the intention of the persons named in the enclosed proxy card to vote the shares in accordance with their best judgment.

AVAILABLE INFORMATION

The Company files Annual Reports on Form 10-K with the SEC. A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (except for certain exhibits thereto), including our audited financial statements and financial statement schedules, may be obtained, free of charge, upon written request by any shareholder to Lender Processing Services, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204, Attention: Investor Relations. Copies of all exhibits to the Annual Report on Form 10-K are available upon a similar request, subject to reimbursing us for our expenses in supplying any exhibit.

By Order of the Board of Directors

Hugh R. Harris
President and Chief Executive Officer

Dated: April 9, 2013

LENDER PROCESSING SERVICES, INC.

601 RIVERSIDE AVENUE

JACKSONVILLE, FL 32204

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M56978-P35507	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

LENDER PROCESSING SERVICES, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees

01) Dan R. Carmichael
02) Alvin R. (Pete) Carpenter
03) Hugh R. Harris

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2013 fiscal year.					☐	☐	☐

3.	To approve, by non-binding vote, executive compensation.					☐	☐	☐

NOTE:	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.	Call toll-free 1-800-690-6903 on a Touch-Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

or

2.	Vote by Internet at our Internet Address: www.proxyvote.com

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE VOTE

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M56979-P35507

LENDER PROCESSING SERVICES, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 23, 2013

The undersigned hereby appoints the Chairman and the President and Chief Executive Officer of Lender Processing Services, Inc. (the “Company”), and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of common stock of the Company held of record by the undersigned as of March 25, 2013, at the Annual Meeting of Shareholders to be held at 10:00 a.m., Eastern time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, FL 32204 on May 23, 2013, or any adjournment thereof.

This instruction and proxy card is also solicited by the Board of Directors of the Company for use at the Annual Meeting of Shareholders on May 23, 2013 at 10:00 a.m., Eastern time, from persons who participate in either (1) the Lender Processing Services, Inc. 401(k) Profit Sharing Plan (the “401(k) Plan”), or (2) the Lender Processing Services, Inc. Employee Stock Purchase Plan (the “ESPP”), or (3) both the 401(k) Plan and the ESPP.

By signing this instruction and proxy card, the undersigned hereby instructs Wells Fargo Bank Minnesota, N.A., Trustee for the 401(k) Plan and Fidelity Stock Plan Services, LLC, Plan Agent for the ESPP, to exercise the voting rights relating to any shares of common stock of Lender Processing Services, Inc. allocable to his or her account(s) as of March 25, 2013. For shares voted by mail, this instruction and proxy card is to be returned to the tabulation agent (Lender Processing Services, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717). All voting instructions for shares in the 401(k) Plan or the ESPP, whether voted by mail, telephone or internet, must be received by 11:59 PM on May 20, 2013. For the 401(k) Plan, the Trustee will tabulate the votes from all participants received by the deadline and will determine the ratio of votes for and against each item. The Trustee will then vote all shares held in the 401(k) Plan according to these ratios. For the ESPP, the Plan Agent will vote only those shares that are properly voted by ESPP participants.

Continued and to be signed on reverse side